AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 2005

                      REGISTRATION STATEMENT NO. 333-119814

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                 AMENDMENT NO. 5

                                       TO

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       INNOVATIVE CARD TECHNOLOGIES, INC.
                 (Name of Small Business Issuer in Its Charter)


       DELAWARE                             3670                14-1861651
------------------------------- ---------------------------- -------------------
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)


              (Address and telephone number of principal executive
                    offices and principal place of business)

                                ALAN FINKELSTEIN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      11601 WILSHIRE BOULEVARD, SUITE 2160
                          LOS ANGELES, CALIFORNIA 90025
                                 (310) 312-0700
            (Name, address and telephone number of Agent for Service)

                                    COPY TO:

                               NIMISH PATEL, ESQ.
                             Richardson & Patel LLP
                       10900 Wilshire Boulevard, Suite 500
                          Los Angeles, California 90024
                                 (310) 208-1182

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE
                 EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED APRIL 21, 2005


                                   PROSPECTUS
                       INNOVATIVE CARD TECHNOLOGIES, INC.

                        3,178,331 shares of Common Stock

This prospectus covers the resale by selling stockholders named on page 11 of up to 3,178,331 shares of our common stock, par value $0.001, which include:

o     1,083,831 shares of common stock;

o 250,000 shares of common stock underlying certain warrants issued in conjunction with the Securities Purchase Agreement dated as of December 23, 2003; and

o 1,844,500 shares of common stock underlying series A preferred stock issued to a number of investors pursuant to a private placement from April 7, 2004 to October 18, 2004, including the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of series A preferred stock that were issued on April 7, 2004.

This offering is not being underwritten. These securities will be offered for sale by the selling stockholders identified in this prospectus in accordance with the methods and terms described in the section of this prospectus entitled "Plan of Distribution." The selling stockholders will sell the shares at a price of $1.00 per share until our shares are quoted on the Over-the-Counter Bulletin Board and a market develops, and thereafter, at prevailing market prices or privately negotiated prices.

We will not receive any of the proceeds from the sale of these shares. However, we may receive up to $138,400 upon the exercise of warrants. If some or all of the funds are received, such funds will be used for general corporate purposes, including working capital requirements. We will pay all expenses, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders, incurred in connection with the offering described in this prospectus. Our common stock and warrants are more fully described in the section of this prospectus entitled "Description of Securities."

Our securities are not currently listed on any national securities exchange or the Nasdaq Stock Market.

      AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________, 2005

                                TABLE OF CONTENTS

Prospectus Summary .......................................................... 1

Risk Factors ................................................................ 4

Special Note Regarding Forward-Looking Statements ........................... 9

Use of Proceeds ............................................................. 10

Determination of Offering Price ............................................. 10

Selling Stockholders ........................................................ 11

Plan of Distribution ........................................................ 16

Legal Proceedings ........................................................... 17

Management................................................................... 17

Security Ownership of Certain Beneficial Owners and Management .............. 20

Description of Securities ................................................... 22

Legal Matters ............................................................... 23

Experts ..................................................................... 23

Disclosure of Commission Position of Indemnification
 for Securities Act Liabilities.............................................. 23

Description of Business ..................................................... 24

Management's Discussion and Analysis ........................................ 28

Description of Property ..................................................... 32

Certain Relationships and Related Transactions .............................. 32

Market For Common Equity and Related Stockholder Matters .................... 34

Executive Compensation ...................................................... 36

Summary Compensation Table .................................................. 37

Changes in and Disagreements with Accountants
 on Accounting and Financial Disclosure ..................................... 37

Financial Information .......................................................F-1

Where You Can Find More Information ......................................... 38

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the related notes. In this prospectus, we refer to Innovative Card Technologies, Inc. and our wholly owned subsidiary, PSACo, Inc., as "InCard," "our company," "we," "us" and "our." In addition, LensCard is a trademark of InCard. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

OUR COMPANY

We research, develop and market technology-based card enhancements primarily for the credit card market that are designed to enable issuers to improve and add card functionality, reduce attrition and increase acquisition rates, and enhance security and anti-fraud protection for customers. We commenced sales of our first product, the LensCard, or a card embedded with a small magnifying lens, in 1998. Since 2002, our core focus has been and continues to be on research and development and marketing of our power inlay technology that is designed to bring power-based applications, including light, sound and display screens, to payment cards. Power inlay technology consists of a battery, circuit, and switch that can power applications on payment cards and other information-bearing plastic cards. We have devoted a significant majority of our efforts to complete the development of our power inlay technology, initiate marketing and raising the financing required to do so and fund our expenses. We have generated limited revenues that derive from licensing agreements of our LensCard product, most of which have terminated.


On May 26, 2004, we entered into an agreement with Visa International Services Association (VISA) with respect to our power-enabled technology pursuant to which we will jointly promote our power inlay technology to VISA's regional offices and member banks. Our relationship with VISA is more fully described in the section of this prospectus entitled "Business - Visa International." Our first power-based card enhancement, the LightCard, is available for issuance, on a limited quantity basis, as of April 2005. We anticipate that from April 2005 through June 2005, we will be able to produce between 1,000 to 5,000 LightCards per month. In July 2005, if we are able to complete the manufacturing process for producing LightCards on a mass production basis and obtain sufficient additional financing to do so, we will be able to manufacture 25,000 LightCards per month. If the demand for the LightCard is substantial, we may be able to increase our capacity to 100,000 cards per month by late 2005, however, our ability to produce this amount of LightCards is limited to the amount of component parts we are able to procure, one of which is only presently available from one supplier. The battery, a key component of our power inlay technology, is presently available from only one supplier, Solicore, Inc. The LightCard will emit light, similar to a miniature flashlight, upon the user's push of a button located on the surface of the card.


We were incorporated in Delaware on November 22, 2002 under the name LensCard Corporation. On June 25, 2004, we changed our name to Innovative Card Technologies, Inc. Our wholly owned subsidiary, PSACo, Inc., was incorporated in Delaware on August 27, 2003. Our corporate offices are located at 11601 Wilshire Boulevard, Suite 2160, Los Angeles, California 90025. Our telephone number is
(310) 312-0700. Our website address is http://www.incardtech.com. Information contained in our website is not a part of this prospectus.

THE OFFERING

The shares issued and outstanding prior to this offering consist of 8,050,000 shares of common stock and 2,843,500 shares of preferred stock and do not include:

o 2,400,000 shares of common stock issuable upon the exercise of warrants outstanding, at an exercise price of $1.00 per share; and

o 1,275,000 shares of common stock to be issued upon exercise of options outstanding;and

o 940,000 shares of common stock reserved for issuance under our 2004 Stock Incentive Plan.

We are registering 3,178,331 shares of our common stock for sale by the selling stockholders identified in the section of this prospectus entitled "Selling Stockholders." The shares included in the table identifying the selling stockholders consist of:

o     1,083,831 shares of common stock;

o 250,000 shares of common stock underlying the warrants issued in conjunction with the Securities Purchase Agreement dated as of December 23, 2003; and

o 1,844,500 shares of common stock underlying series A preferred stock issued to a number of investors pursuant to a private placement from April 7, 2004 to October 18, 2004, including the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of series A preferred stock that were issued on April 7, 2004.

On December 23, 2003, we entered into a Securities Purchase Agreement with Bristol Capital, LLC under which we were to sell 500,000 shares of our common stock at a price per share of $0.10 and warrants to purchase 2,400,000 shares of our common stock at an exercise price of $1.00 per share in exchange for $50,000. The closing was contingent upon Bristol Capital, LLC introducing potential investors to us and these potential investors or investment funds affiliated with Bristol Capital purchasing a minimum of $1,500,000 worth of our series A preferred stock at a price per share of $1.00 before February 1, 2004. As of May 5, 2004, the parties waived this closing contingency under the Securities Purchase Agreement. On May 5, 2004, we received $50,000 from Bristol Capital, LLC and issued 500,000 shares of our common stock and warrants to purchase 2,400,000 shares of our common stock pursuant to the Securities Purchase Agreement.

From April 7, 2004 to October 18, 2004, we issued 2,568,500 shares of series A preferred stock at a price per share of $1.00 to a number of investors pursuant to a private placement, including the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of series A preferred stock that were issued on April 7, 2004, and raised proceeds of $2,501,500. See our description in "Market for Common Equity and Related Stockholder Matters" subtitled "Restricted Offerings" for further information regarding this offering.

Upon the effectiveness of this prospectus, we will have 10,893,500 shares of common stock outstanding on an as-converted basis, which includes the automatic conversion of each outstanding share of series A preferred stock into one common share. The 10,893,500 shares of common stock outstanding, on an as-converted basis, does not include:

o 1,275,000 shares of common stock to be issued upon exercise of options outstanding;

o 940,000 shares of common stock reserved for issuance under our 2004 Stock Incentive Plan; and

o 2,400,000 shares of common stock underlying warrants to purchase common stock.

Of these 10,893,500 outstanding shares, on an as-converted basis, 3,178,331 shares will be freely tradable without restriction or further registration under the federal securities laws, subject in some cases to volume and other limitations. Information regarding our common stock and the warrants is included in the section of this prospectus entitled "Description of Securities."

We have agreed to keep this prospectus effective until the earlier of (i) October 18, 2006, (ii) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (iii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

SUMMARY FINANCIAL DATA

The following tables summarize the consolidated statements of operations and balance sheet data for our business and should be read together with the section of this prospectus captioned "Management's Discussion And Analysis" and our financial statements and related notes included elsewhere in this prospectus.

                                                             Year Ended
                                                            December 31,
                                                   -----------------------------
                                                      2004              2003
                                                   ------------      -----------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
     Revenues, net                                 $     51,039    $    58,136
     Operating expenses                               1,645,862        992,021
     Net loss                                      $ (1,621,740)   $  (977,155)
     Basic and diluted loss per share              $      (0.25)   $     (0.19)
     Weighted-average common shares outstanding       6,455,738      2,000,000

CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents                               541,784         37,691
Working capital                                        (659,772)    (1,921,027)
Total assets                                            628,973         75,738
Total shareholders' deficit                            (617,329)    (1,909,715)
Total liabilities and shareholders' deficit             628,973         75,738




We have incurred significant losses since inception. As of December 31, 2004, we had an accumulated deficit of $4,301,939. We have incurred net losses from operations of $1,621,740 and $977,155 for the fiscal years ending December 31, 2004 and December 31, 2003. We had negative cash flows from operations of $1,664,303 and $694,016 for the fiscal years ending December 31, 2004 and December 31, 2003. Our revenues have not been sufficient to sustain our operations. Our independent auditors have added an explanatory paragraph to their report for the year ended December 31, 2004 stating that our net losses from operations, negative cash flows from operations and accumulated deficits raise substantial doubt about our ability to continue as a going concern. To date, our operations have been funded primarily through bank loans in the amount of $1,346,128, secured demand promissory notes in the amount of $500,000 and equity financings in the amount of $2,568,500. We will need to obtain additional financing in addition to the funding already raised through the sale of equity securities and debt financing to fund our cash needs and continue our operations beyond April 2005. We currently do not have any binding commitments for, or readily available sources of, additional financing and will not receive any proceeds from this offering. Our future liquidity is dependent upon our ability to raise additional capital. We may be forced to sell assets, cease our business and operations, and we may become insolvent.

                                  RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our financial statements and related notes.

RISKS RELATED TO OUR BUSINESS

AS A COMPANY IN THE EARLY STAGE OF DEVELOPMENT WITH AN UNPROVEN BUSINESS STRATEGY, OUR LIMITED HISTORY OF OPERATIONS MAKES EVALUATION OF OUR BUSINESS AND PROSPECTS DIFFICULT.

Our business prospects are difficult to predict because of our limited operating history, early stage of development and unproven business strategy. Since our incorporation on November 22, 2002, we have primarily been and continue to be involved in development of products using our power inlay technology and marketing these products under development to industry partners. In 1998, Alan Finkelstein commenced commercialization of our first product, the LensCard, and entered into license agreements with banks and credit card issuers, most of which have terminated. After discovering the possibility of placing power into an International Organization of Standards (ISO) compliant card, we began to focus our efforts on the development of our power inlay technology and not on the marketing of the LensCard. For these reasons, we expect that future orders for the LensCard will be substantially less. Although management believes that our power inlay technology and products under development have significant profit potential, we may not attain profitable operations and our management may not succeed in realizing our business objectives. If we are unsuccessful in developing our business, the common stock you receive may never have value.

WE HAVE AN ACCUMULATED DEFICIT OF $4,301,939 AS OF DECEMBER 31, 2004 AND HAVE RECEIVED AN OPINION FROM OUR AUDITORS REGARDING OUR ABILITY TO CONTINUE AS A GOING CONCERN, AND WE MAY NEVER ACHIEVE PROFITABILITY.

We have incurred significant net losses every year since our inception, including net losses of $1,621,740 in 2004 and $977,155 in 2003. As of December 31, 2004, we had an accumulated deficit of $4,301,939. These losses have resulted principally from expenses incurred in our research and development programs and general and administrative expenses. To date, we have not yet generated significant recurring revenues. Our limited revenues that derive from sales of the LensCard and the limited revenues that we may receive from sales of the LightCard have not been and will not continue to be sufficient to sustain our operations. We anticipate that we will continue to incur substantial operating losses based on projected sales revenues less manufacturing, general and administrative and other operating costs for an indefinite period of time. We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future, notwithstanding any anticipated revenues we may receive when our power-based card enhancement products are initially introduced to markets, due to the significant costs associated with the development and marketing of our products. No assurances can be given when we will ever be profitable.

Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with the financial statements for each of the years ended December 31, 2004 and 2003 relative to the substantial doubt about our ability to continue as a going concern. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.


WE HAVE ENTERED INTO SECURED DEMAND PROMISSORY NOTES THAT CONTAIN NO NOTICE OR DEMAND PERIOD WITH TWO PRINCIPAL STOCKHOLDERS. IF A DEMAND FOR PAYMENT IS MADE AND WE HAVE NO FUNDS AVAILABLE TO MAKE PAYMENT, OUR ASSETS MAY BE SUBJECT TO FORECLOSURE AND WE MAY BECOME INSOLVENT.

In March 2005, two of our principal stockholders, Union Finance International Corp. and Bristol Investment Fund, Ltd. collectively loaned us $500,000 through secured demand promissory notes. Karim Souki, a director of Union Finance International Corp., is the brother of Charif Souki, who is a member of our board of directors. Union Finance International Corp. loaned us $333,000 on March 31, 2005 while Bristol Investment Fund, Ltd. loaned us $167,000 on March 30, 2005 for a combined total of $500,000. The secured demand promissory notes create security interests in our assets, excluding assets subject to liens, leases, encumbrances, defenses or other claims. The secured demand promissory notes are payable without notice by the demand of Union Finance International Corp and Bristol Investment Fund, Ltd. If a demand for payment is made by Union Finance International Corp. or Bristol Investment Fund Ltd. and we have no funds available to make payment, our unencumbered operating and non-operating assets may be subject to foreclosure subject to the terms of the secured demand promissory notes and we may become insolvent.

OUR SUCCESS REQUIRES ADDITIONAL CAPITAL. IF WE DO NOT RECEIVE ADDITIONAL FUNDING, WE MAY BECOME INSOLVENT.

Our current resources will be sufficient to fund operations through April 2005 as certain parties have agreed to defer payments owed to them. The parties that have agreed to defer payments owing to them are as follows: $5,600 to Bemel & Ross, of which one of our principal stockholders, Bradley Ross, is a partner in, $4,200 to Alan Finkelstein, and $5,000 to Forest Finkelstein, who is the son of Alan Finkelstein. In addition, Blakely Sokoloff, Taylor and Zafman, LLP, a law firm that George Hoover, one of our directors, is a partner in, has agreed to to defer payments for an aggregate amount of $237,689, as long as we continue to make the $7,000 to $10,000 monthly payments, until we have sufficient liquidity to pay the balance. All of these agreements to defer payments are based on written communications and may not be enforceable. If Blakely Sokoloff, Taylor and Zafman, Bemel & Ross, Alan Finkelstein or Forest Finkelstein require us to make payments, we may not have the funds to do so and we may become insolvent. We will require additional capital in order to operate beyond April 2005. In March 2005, we received $500,000 in the form of secured demand promissory notes from two of our principal stockholders as noted in the prior risk factor. For the next several months, we anticipate that we will continue to attempt to use promissory notes from our stockholders. However, if we are unable to borrow funds from our stockholders, we will need to raise additional capital from other sources to fund our cash needs and continue our operations. We currently do not have any binding commitments for, or readily available sources of, additional financing and will not receive any proceeds from this offering. As noted in the prior risk factor addressing our accumulated deficit of $4,301,939, we anticipate that the sales of our LightCard will not be sufficient enough to sustain our operations, and further anticipate that after such introduction we will continue to incur net losses due to our costs exceeding our revenues for an indefinite period of time. If we do not obtain additional financing, our operations and liquidity would be materially adversely affected and we could become insolvent.

WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS, AND WE WILL BE UNABLE TO MANUFACTURE OR DELIVER OUR PRODUCTS IF SHIPMENTS FROM THESE SUPPLIERS ARE INTERRUPTED OR ARE NOT SUPPLIED ON A TIMELY BASIS.

We obtain the battery, a key component for our power inlay technology, from a single source on a purchase order basis from Solicore, Inc. We believe that alternative sources for this component in the event of a disruption or discontinuation in supply would not be available on a timely basis, which would disrupt our operations, delay production for up to six months and impair our ability to manufacture and sell our products.

Our dependence upon outside suppliers exposes us to risks, including:

      o the possibility that our suppliers could terminate their services at any time;

      o the potential inability of our suppliers to obtain required components or products;

      o reduced control over pricing, quality and timely delivery, due to the difficulties in switching to alternative suppliers;

      o the potential delays and expense of seeking alternative sources of suppliers; and

      o     increases in prices of key components.


IF WE ARE NOT ABLE TO DEVOTE ADEQUATE RESOURCES TO PRODUCT DEVELOPMENT AND COMMERCIALIZATION, WE MAY NOT BE ABLE TO DEVELOP OUR PRODUCTS.

Our business strategy is to develop and market new products using our power inlay technology that can enhance payment and other information-bearing plastic cards. We believe that our revenue growth and profitability, if any, will substantially depend upon our ability to:

o     raise sufficient capital for research and development;

o     complete development of new products; and

o     successfully introduce and commercialize new products.

Most of our products are under development, including an Encrypted SoundCard and SoundCard. Because we have limited resources to devote to product development and commercialization, any delay in the development of one product or reallocation of resources to product development efforts that prove unsuccessful may delay or jeopardize the development of other future products. If we do not develop new products and bring them to market, our operations will not be successful.

FAILURE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS COULD ENABLE THIRD PARTIES TO USE OUR TECHNOLOGY, OR VERY SIMILAR TECHNOLOGY, AND COULD REDUCE OUR ABILITY TO COMPETE IN THE MARKET, AND ANY PROPRIETARY RIGHTS LITIGATION COULD BE TIME CONSUMING AND EXPENSIVE TO PROSECUTE AND DEFEND.

Establishment of patents and other proprietary rights is important to our success and our competitive position. Performance in the payment card industry can depend, among other factors, on patent protection. Our policy is to identify patentable inventions developed by our company, and to seek to acquire patent rights for such inventions. Many of our current patents on the LensCard begin to expire in 2012. We mainly develop and patent technology in the fields of card enhancements and methods of card manufacturing. We seek to obtain a reasonably broad territorial protection for our patented technologies. We usually file initial patent applications in the United States, and subsequently file corresponding applications in foreign countries depending on the relevant circumstances. We may elect to forego patent protection for some of our proprietary technologies and treat such technologies as trade secrets. Despite our efforts to establish and protect our patents, trade secrets or other proprietary rights, unauthorized parties may attempt to copy aspects of our technology or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of establishing and protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around our patents or our other proprietary rights.

Due to the importance of proprietary technology in the payment card industry, our business involves a risk of overlap with third party patents and subsequent litigation with competitors or patent-holders. Any claims, with or without merit, could be time-consuming, result in costly litigation, or cause us to enter into licensing agreements.

WE DEPEND ON KEY PERSONNEL IN A COMPETITIVE MARKET FOR SKILLED EMPLOYEES, AND FAILURE TO RETAIN AND ATTRACT QUALIFIED PERSONNEL COULD SUBSTANTIALLY HARM OUR BUSINESS.

We rely to a substantial extenton the management, marketing and product development skills of our key employees, particularly Alan Finkelstein, our co-founder and chief executive officer, Bennet Lientz, our chief financial officer, and Murdoch Henretty, our chief technology officer, to formulate and implement our business plan, including the development of our power inlay technology. Our success depends to a significant extent upon our ability to retain and attract key personnel. Competition for employees can be intense in the payment card industry and the process of locating key personnel with the right combination of skills is often lengthy. The loss of the services of our key personnel may significantly delay or prevent the achievement of product development and could have a material adverse effect on us.

IF OUR FUTURE PRODUCTS DO NOT ACHIEVE A SIGNIFICANT LEVEL OF MARKET ACCEPTANCE, IT IS HIGHLY UNLIKELY THAT WE EVER WILL BECOME PROFITABLE.

To our knowledge, no credit card issuers have adopted power-based card enhancements to date using our power inlay technology. As a result, our ability to enable issuers to improve and add card functionality, reduce attrition and increase acquisition rates, and enhance security and anti-fraud protection for customers through power-based card enhancements has yet to be proven. The commercial success of our future products will depend upon the adoption of our power inlay technology as a preferred method of applying card enhancements to payment cards. In order to be successful, our future products must meet the technical and cost requirements for card enhancements within the payment card industry. Market acceptance will depend on many factors, including:

o our ability to convince prospective strategic partners and customers to adopt our products;

o the willingness and ability of prospective strategic partners and customers to adopt our products; and

o     our ability to sell and service sufficient quantities of our products.

Because of these and other factors, our products may not achieve market acceptance. If our products do not achieve a significant level of market acceptance, demand for our future products will not develop as expected and it is highly unlikely that we ever will become profitable.

WE HAVE GRANTED THIRD PARTIES SUBSTANTIAL MARKETING RIGHTS TO CERTAIN OF OUR PRODUCTS AND PRODUCTS UNDER DEVELOPMENT. IF THE THIRD PARTIES ARE NOT SUCCESSFUL IN MARKETING OUR PRODUCTS WE MAY NOT BE ABLE TO COMMERCIALIZE OUR PRODUCTS.

Our agreements with our corporate marketing partners generally contain no minimum purchase requirements in order for them to maintain their exclusive marketing rights. We have entered into an agreement with VISA to market certain of our products that we are currently developing to VISA's regional offices and member banks. One or more of these marketing partners may not devote sufficient resources to marketing our products. Furthermore, although VISA has agreed not to promote power-enabling technologies from other parties, there is nothing to prevent VISA from pursuing non-power alternative technologies or products that may compete with our products. In the future, third party marketing assistance may not be available on reasonable terms, if at all. If any of these events occur, we may not be able to commercialize our products, which could negatively impact our results of operations or substantially limit our ability to execute our business strategy.

WE MAY EXPERIENCE CUSTOMER CONCENTRATION, WHICH MAY EXPOSE US TO ALL OF THE RISKS FACED BY OUR POTENTIAL MATERIAL CUSTOMERS.

Since our agreement with VISA requires us to not offer or provide our power inlay technology to certain other major credit card issuers for a period of at least two years, we may experience customer concentration. Until and unless we secure multiple customer relationships, we may experience periods during which we will be highly dependent on one or a limited number of customers. Dependence on a single or a few customers will make it difficult to satisfactorily negotiate attractive prices for our products and will expose us to the risk of substantial losses if a single dominant customer stops conducting business with us. Moreover, to the extent that we may be dependent on any single customer, we could be subject to the risks faced by that customer to the extent that such risks impede the customer's ability to stay in business and make timely payments to us.

THE POWER INLAY TECHNOLOGY HAS NOT BEEN PROVEN IN FULL SCALE PRODUCTION. FAILURE TO DEVELOP THE PROTOTYPE SCALE INTO MASS PRODUCTION MAY HAVE A MATERIAL NEGATIVE EFFECT ON OUR BUSINESS STRATEGY AND OPERATIONS.

Our power inlay technology has been proven during the manufacture of cards in prototype quantities. Furthermore, we have developed an automated process in our laboratory and are now taking steps towards mass production. However, our product has yet to be proven to be manufactured in full scale mass production. We are applying our own resources and are also working in cooperation with other companies that have specialized technical expertise related to the manufacturing process of power inlay technology for ISO-compliant credit cards. We have entered into agreements with these other companies to protect confidential information exchanged by the parties and expect to enter into further agreements that will grant us ownership or exclusive license rights to the manufacturing process of the power inlay technology for use in credit and other information-bearing plastic cards. Failure to secure or maintain exclusive rights or failure of the prototype technology to successfully transfer to full scale production, without the use of proprietary technology of others, may have a material negative effect on our business strategy and operations.

WE HAVE LIMITED MANUFACTURING EXPERIENCE AND CAPACITY AND WILL RELY SUBSTANTIALLY ON THIRD-PARTY MANUFACTURERS. THE LOSS OF ANY THIRD-PARTY MANUFACTURER COULD LIMIT OUR ABILITY TO LAUNCH OUR PRODUCTS IN A TIMELY MANNER, OR AT ALL.

To be successful, we must manufacture, or contract for the manufacture of, our future products in compliance with industry standards and on a timely basis, while maintaining product quality and acceptable manufacturing costs. As discussed in the risk factor above, we are working in cooperation with other companies that have specialized technical expertise related to the manufacturing process of our power inlay technology for ISO-compliant credit cards. We also currently use a limited number of sources for most of the supplies and services that we use in the manufacturing of our power inlay technology and prototypes. We do not have agreements with our suppliers. Our manufacturing strategy presents the following risks:

o delays in the quantities needed for product development could delay commercialization of or products in development;

o if we need to change to other commercial manufacturers, any new manufacturer would have to be educated in, or develop substantially equivalent processes necessary for the production of our products;

o if market demand for our products increases suddenly, our current manufacturers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand; and

o we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

Any of these factors could delay commercialization of our products under development, entail higher costs and result in our being unable to effectively sell our products.

RISKS RELATED WITH OWNERSHIP OF OUR SECURITIES

THERE MAY NOT BE AN ACTIVE, LIQUID TRADING MARKET FOR OUR COMMON STOCK, SO YOU MAY BE UNABLE TO LIQUIDATE YOUR SHARES IF YOU NEED MONEY.

Prior to this offering, there has been no public market for our common stock. An active trading market for our common stock may not develop following this offering due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales. We cannot give you any assurance that an active public trading market for our common shares will develop or be sustained. You may not be able to liquidate your shares quickly or at the market price if trading in our common stock is not active.

WE DO NOT ANTICIPATE PAYING ANY CASH DIVIDENDS IN THE FORESEEABLE FUTURE, WHICH MAY REDUCE YOUR RETURN ON AN INVESTMENT IN OUR COMMON STOCK.

We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur.

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK PRICE.


Upon effectiveness of this prospectus, and based on the number of shares outstanding as of April 21, 2005, we will have 8,050,000 shares of common stock and 2,843,500 shares of series A preferred stock each automatically convertible into one common share outstanding. The 3,178,331 shares in this offering, assuming conversion of warrants for 250,000 shares of common stock, will be freely tradable without restriction or further registration under the federal securities laws, subject in some cases to volume and other limitations.


In addition, we intend to file a registration statement on Form S-8 under the Securities Act of 1933, as amended, to register 1,275,000 shares of our common stock underlying options granted to our officers, directors, employees and consultants and 940,000 shares of common stock reserved for issuance under our 2004 Stock Incentive Plan. These shares, if issued in accordance with these plans, will be eligible for immediate sale in the public market, subject to volume limitations.

If our stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall. The sale of a large number of shares could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

WE MAY RAISE ADDITIONAL CAPITAL THROUGH A SECURITIES OFFERING THAT COULD DILUTE YOUR OWNERSHIP INTEREST AND VOTING RIGHTS.


Our certificate of incorporation currently authorizes our board of directors to issue up to 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of April 21, 2005, after taking into consideration our outstanding common and preferred shares, our board of directors will be entitled to issue up to 39,106,500 additional common shares and 2,156,500 additional preferred shares. The power of the board of directors to issue shares of common stock, preferred stock or warrants or options to purchase shares of our stock is generally not subject to stockholder approval.

We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our board of directors will also have the effect of diluting the proportionate equity interest and voting power of holders of our common stock.

WE ARE CONTROLLED BY OUR PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS, AND AS A RESULT, THE TRADING PRICE FOR OUR SHARES MAY BE DEPRESSED AND THESE STOCKHOLDERS CAN TAKE ACTIONS THAT MAY BE ADVERSE TO YOUR INTERESTS.


Our principal stockholders, executive officers and directors, in the aggregate, beneficially own approximately 85.3% of our common stock, on an as-converted basis, including warrants and options held by each principal stockholder, executive officer and director that are exercisable within 60 days of April 21, 2005. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. This concentration of ownership could have the affect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to you. This significant concentration of share ownership may also adversely affect the trading price for our common stock because investors may perceive disadvantages in owning stock in companies with controlling stockholders.


THE PRICE OF THE COMMON STOCK OFFERED BY THE SELLING STOCKHOLDERS HAS BEEN ARBITRARILY DETERMINED. YOU MAY NOT RELY ON THIS PRICE AS AN INDICATION OF THE PURCHASE.


The price of the common stock offered for sale by the selling stockholders was arbitrarily determined. The offering price bears no relationship whatsoever to our assets, earnings, or other criteria of value. As of April 21, 2005 we had 8,050,000 shares of common stock and 2,843,500 shares of preferred stock outstanding and we have an accumulated deficit of $4,301,939 as of December 31, 2004. Moreover, the price of our common stock may decline after the offering.


OUR INCORPORATION DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER THAT STOCKHOLDERS CONSIDER FAVORABLE AND COULD ALSO LIMIT THE MARKET PRICE OF YOUR STOCK, WHICH MAY INHIBIT AN ATTEMPT BY OUR STOCKHOLDERS TO CHANGE OUR DIRECTION OR MANAGEMENT.

Our amended and restated certificate of incorporation and bylaws will contain provisions that could delay or prevent a change in control of our company. Some of these provisions:

o authorize our board of directors to determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the preferred stock and to fix the number of shares constituting any series and the designation of such series without further action by our stockholders;

o     prohibit stockholders from calling special meetings;

o prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

o establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting; and

o prohibit stockholder action by written consent, requiring all stockholder actions to be taken at a meeting of our stockholders.

In addition, we are governed by the provisions of Section 203 of Delaware General Corporate Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us, which may prevent or frustrate any attempt by our stockholders to change our management or the direction in which we are heading. These and other provisions in our amended and restated certificate of incorporation and bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

WE WILL BE SUBJECT TO THE PENNY STOCK RULES ONCE OUR COMMON STOCK BECOMES ELIGIBLE FOR TRADING. THESE RULES MAY ADVERSELY AFFECT TRADING IN OUR COMMON STOCK.

We expect that our common stock will be a "low-priced" security under the "penny stock" rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties in selling the stock, the customer's rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions will probably decrease the willingness of broker-dealers to make a market in our common stock, decrease liquidity of our common stock and increase transaction costs for sales and purchases of our common stock as compared to other securities.

Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis" and "Business," contains forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

o our lack of capital and whether or not we will be able to raise capital when we need it;

o our ability to complete development of our power inlay technology and products under development;

o     our ability to market and manufacture our future products; and

o our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others.

These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "expects," "intends," "plans," "anticipates," "believes," "potential," "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. Neither the Private Securities Litigation Reform Act of 1995 nor Section 27A of the Securities Act of 1933 provides any protection for statements made in this prospectus.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholders, as described below in the sections entitled "Selling Stockholders" and "Plan of Distribution." However, we may receive up to $138,400 upon exercise of warrants, the underlying shares of which are included hereunder. If received, such funds will be used for general corporate purposes, including working capital requirements. With the exception of any brokerage fees and commission which are the obligation of the selling stockholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be $111,600, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

                         DETERMINATION OF OFFERING PRICE

Prior to this offering, there has been no public market for our common stock. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation.

We cannot assure you that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets subsequent to this offering at or above the offering price.

                              SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders who may sell their shares under this prospectus from time to time. No selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of our securities, except for Mark Abdou, who is an attorney with the law firm Richardson & Patel LLP, which serves as our legal counsel. We are also registering shares of common stock held by Richardson & Patel LLP for sale in this offering.

The following table also provides certain information with respect to the selling stockholders' ownership of our securities as of the date of this prospectus, the total number of securities they may sell under this prospectus from time to time, and the number of securities they will own thereafter assuming no other acquisitions or dispositions of our securities. The selling stockholders can offer all, some or none of their securities, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling stockholders will sell all shares covered by this prospectus.

The selling stockholders may transfer, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their shares since the date on which the information in the table below is presented. Information about the selling stockholders may change from time to time. Any changed information will be set forth in prospectus supplements or post effective amendments, as required.

Except as set forth below, the shares described in the following table include shares of common stock underlying shares of series A preferred stock, which were issued in an equity financing that we completed on October 18, 2004. These shares of preferred stock will automatically convert into shares of our common stock on a one-to-one basis upon effectiveness of the registration statement that contains this prospectus. After the offering, we will have only one class of stock, or common stock, outstanding. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. None of the selling stockholders are or were affiliated with broker-dealers. See our discussion entitled "Plan of Distribution" for further information regarding the method of distribution of these shares.


------------------------------------------------------------------------------------------------------------------------
                                                                                      NUMBER OF
                                NUMBER OF SHARES          NUMBER OF                  SHARES OWNED       PERCENTAGE
     NAME OF SELLING              OWNED BEFORE           SHARES BEING                   AFTER           OWNED AFTER
       STOCKHOLDER                OFFERING                 OFFERED                    OFFERING(1)       OFFERING(1)
------------------------------------------------------------------------------------------------------------------------
  APEX Invest. Fund(2)              50,000                   50,000                         0                0
------------------------------------------------------------------------------------------------------------------------
  Bear Sterns Securities
  Corp. Custodian J. Steven        200,000                  200,000                         0                0
  Emerson IRA RO(3)
------------------------------------------------------------------------------------------------------------------------
  Briana Crane                       1,500                    1,500                         0                0
------------------------------------------------------------------------------------------------------------------------
  Bristol Investment Fund,
  Ltd.(4)                          525,000                  360,000                   165,000              1.5%
------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------
                                                                                      NUMBER OF
                                NUMBER OF SHARES          NUMBER OF                  SHARES OWNED       PERCENTAGE
     NAME OF SELLING              OWNED BEFORE           SHARES BEING                   AFTER           OWNED AFTER
       STOCKHOLDER                OFFERING                 OFFERED                    OFFERING(1)       OFFERING(1)
------------------------------------------------------------------------------------------------------------------------
  Colette Savage                    20,000                   20,000                         0                0
---------------------------------------------------------------------------------------------------------------------
  Cort Wagner                        25,000                  25,000                         0                0
---------------------------------------------------------------------------------------------------------------------
  Credit Agricole
  Indosuez(5)                       35,000                   35,000                         0                0
---------------------------------------------------------------------------------------------------------------------
  David Castaneda(6)                50,000                   50,000                         0                0
---------------------------------------------------------------------------------------------------------------------
  David Mun-Gavin                   25,000                   25,000                         0                0
---------------------------------------------------------------------------------------------------------------------
  Dean Devlin Trust(7)             112,500                  112,500                         0                0
---------------------------------------------------------------------------------------------------------------------
  Derry Cook                        25,000                   25,000                         0                0
---------------------------------------------------------------------------------------------------------------------
  Dorette Marozeau                  50,000                   50,000                         0                0
---------------------------------------------------------------------------------------------------------------------
  Stan Dragotti(8)                   5,000                    5,000                         0                0
---------------------------------------------------------------------------------------------------------------------
  Finkelstein Family Trust of
  2001(9)                           10,000                   10,000                         0                0
---------------------------------------------------------------------------------------------------------------------
  Harry Gittes(10)                  15,000                   15,000                         0                0
---------------------------------------------------------------------------------------------------------------------
  Grover Bradley
  Harrison                          25,000                   25,000                         0                0
---------------------------------------------------------------------------------------------------------------------
  High Tide LLC(11)                100,000                  100,000                         0                0
---------------------------------------------------------------------------------------------------------------------
  Horton Living Trust dtd
  8/7/1991 Joaquin P. Horton
  and Nellie R. Horton              25,000                   25,000                         0                0
  TTEE(12)
---------------------------------------------------------------------------------------------------------------------
  Huyen Nguyen and
  Pongthep                           1,000                    1,000                         0                0
  Tantaksinanukij
------------------------------------------------------------------------------------------------------------------------
  Jalaina Ross                       1,500                    1,500                         0                0
------------------------------------------------------------------------------------------------------------------------
  Jill Cook                         10,000                   10,000                         0                0
------------------------------------------------------------------------------------------------------------------------
  Jennifer Ross-Callahan             1,500                    1,500                         0                0
------------------------------------------------------------------------------------------------------------------------
  Jocelyn Crane                      1,500                    1,500                         0                0
------------------------------------------------------------------------------------------------------------------------
  John M. Macaluso
  Revocable Trust UDT              200,000                  200,000                         0                0
  9/5/97(13)
------------------------------------------------------------------------------------------------------------------------
  Jonathan Kukuljan                 25,000                   25,000                         0                0
------------------------------------------------------------------------------------------------------------------------
  Lanver Properties Corp.(14)      450,000                  360,000                    90,000                *
------------------------------------------------------------------------------------------------------------------------
  Mark Abdou(15)                    10,000                   10,000                         0                0
------------------------------------------------------------------------------------------------------------------------
  Matthew LeBlanc 2000
  Living Trust(16)                 150,000                  150,000                         0                0
------------------------------------------------------------------------------------------------------------------------
  Michael Santoro                   30,000                   30,000                         0                0
------------------------------------------------------------------------------------------------------------------------
  Nash Family Trust(17)             25,000                   25,000                         0                0
------------------------------------------------------------------------------------------------------------------------
  Nate Crane                         1,500                    1,500                         0                0
------------------------------------------------------------------------------------------------------------------------
  Nicholas L. Schenck
  Trustee for Nicholas L.
  Schenck Trust UA/DTD              30,000                   30,000                         0                0
  08-19-1997 Fund, Ltd.(18)
------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------
                                                                                      NUMBER OF
                                NUMBER OF SHARES          NUMBER OF                  SHARES OWNED       PERCENTAGE
     NAME OF SELLING              OWNED BEFORE           SHARES BEING                   AFTER           OWNED AFTER
       STOCKHOLDER                OFFERING                 OFFERED                    OFFERING(1)       OFFERING(1)
------------------------------------------------------------------------------------------------------------------------
  Pantoliano - Sheppard
  Family Trust(19)                  25,000                   25,000                         0                0
------------------------------------------------------------------------------------------------------------------------
  Richard Aaron                     30,000                   30,000                         0                0
------------------------------------------------------------------------------------------------------------------------
  Richard M. Chutick as
  Trustee of the Richards M.
  Chutick Living Trust              30,000                   30,000                         0                0
  U/D/T DTD 8/11/93(20)
------------------------------------------------------------------------------------------------------------------------
  Richardson & Patel
  LLP(21)                           50,000                   50,000                         0                0
------------------------------------------------------------------------------------------------------------------------
  Robert Stapp                      25,000                   25,000                         0                0
------------------------------------------------------------------------------------------------------------------------
  Rodger Bemel(22)                 310,831                  310,831                         0                0
------------------------------------------------------------------------------------------------------------------------
  Shai Stern                        25,000                   25,000                         0                0
------------------------------------------------------------------------------------------------------------------------
  Steve Emerson(23)                200,000                  200,000                         0                0
------------------------------------------------------------------------------------------------------------------------
  Tess Ross-Callahan                 1,500                    1,500                         0                0
------------------------------------------------------------------------------------------------------------------------
  Timothy D. Wong                   30,000                   30,000                         0                0
------------------------------------------------------------------------------------------------------------------------
  Trevor Berkowitz                  10,000                   10,000                         0                0
------------------------------------------------------------------------------------------------------------------------
  Tyler Runnels(24)                 50,000                   50,000                         0                0
------------------------------------------------------------------------------------------------------------------------
  UBS Financial Services
  Inc. as IRA Custodian for         50,000                   50,000                         0                0
  Rodger Bemel(25)
------------------------------------------------------------------------------------------------------------------------
  Union Finance
  International Corp.(26)          450,000                  360,000                    90,000                *
------------------------------------------------------------------------------------------------------------------------
           TOTAL                 3,523,331                3,178,331
------------------------------------------------------------------------------------------------------------------------


* Indicates less than one percent.

(1) Assumes that all shares will be resold by the selling stockholders after this offering.

(2) The natural person with voting and investment decision power for the selling stockholder is Peter Schlesinger.

(3) The natural person with voting and investment decision for the selling stockholder is J. Steven Emerson.

(4) Bristol Capital Advisors, LLC is the investment manager to Bristol Investment Fund, Ltd. Paul Kessler is the manager of Bristol Capital Advisors, LLC, and as such has voting and investment control over these securities.

(5) The natural person with voting and investment decision power for the selling stockholder is Paul Bawab.

(6) Includes 50,000 shares of common stock.

(7) The natural person with voting and investment decision power for the selling stockholder is Dean Devlin.

(8) Includes 5,000 shares of common stock.

(9) The natural person with voting and investment decision power for the selling stockholder is William Finkelstein. There is no relation between the Finkelstein Family Trust of 2001 and our president and chief executive officer, Alan Finkelstein, or his family.

(10) Includes 15,000 shares of common stock.

(11) The natural person with voting and investment decision power for the selling stockholder is G. Tyler Runnels. Includes 50,000 shares of common stock. Also includes 50,000 shares of common stock to be issued upon conversion of 50,000 shares of series A preferred stock, which were issued in a private placement of our securities that we completed on October 18, 2004.

(12) The natural person with voting and investment decision power for the selling stockholder is Joaquin P. Horton.

(13) The natural person with voting and investment decision power for the selling stockholder is John Macaluso.

(14) The natural person with voting and investment decision power for the selling stockholder is Karim Souki, the brother of Charif Souki. The shares being registered include 360,000 shares of common stock.

(15) Mark Abdou is an attorney with the law firm of Richardson & Patel LLP, which serves as our legal counsel.

(16) The natural person with voting and investment decision power for the selling stockholder is Matthew LeBlanc.

(17) The natural persons with voting and investment decision power for the selling stockholder are Barry Nash and Cathy Nash.

(18) The natural person with voting and investment decision power for the selling stockholder is Nicholas L. Schenck.

(19) The natural person with voting and investment decision power for the selling stockholder is Joseph Pantoliano.

(20) The natural person with voting and investment decision power for the selling stockholder is Richard M. Chutick.

(21) Richardson & Patel LLP is our legal counsel and has rendered an opinion to us regarding the validity of the shares being offered. Includes 50,000 shares of common stock issued in exchange for legal services having a value of $50,000. Does not include common stock underlying series A preferred stockowned by Mark Abdou, who is an associate of the firm. Mark Abdou participated in the private placement of our securities that we completed on October 18, 2004.

(22) Includes 193,831 shares of common stock. Also includes 117,000 shares of common stock to be issued upon conversion of 117,000 shares of series A preferred stock, which were issued in a private placement of our securities that we completed on October 18, 2004.

(23) Includes a warrant to purchase 200,000 shares of common stock. The exercise price of the warrant is $1.00 per share. This security was issued to Steve Emerson in connection with the Securities Purchase Agreement dated December 23, 2003.

(24) Includes a warrant to purchase 50,000 shares of common stock. The exercise price of the warrant is $1.00 per share. This security was issued to Tyler Runnels in connection with the Securities Purchase Agreement dated December 23, 2003.

(25) The natural person with voting and investment decision power for the selling stockholder is Rodger Bemel. Includes 50,000 shares of common stock to be issued upon conversion of 50,000 shares of series A preferred stock. These securities were issued in a private placement that we completed on October 18, 2004.

(26) The natural person with voting and investment decision power for the selling stockholder is Karim Souki, the brother of our director, Charif Souki. The shares being registered include 360,000 shares of common stock.

                              PLAN OF DISTRIBUTION

This is our initial public listing. We are registering 3,178,331 shares of our common stock for resale by the selling stockholders identified in the section above entitled "Selling Stockholders." We will receive none of the proceeds from the sale of these shares by the selling stockholders. However, we may receive up to $138,400 upon the exercise of warrants to purchase 250,000 shares of common stock that are owned by some of the selling stockholders. The common stock may be sold from time to time to purchasers:

o     directly by the selling stockholders; or

o through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the common stock.

We anticipate that a market maker will apply to have our common stock traded on the OTC Bulletin Board. Until our shares are quoted on the OTC Bulletin Board, the selling stockholders will sell at a price of $1.00 per share. If we are successful in having our shares traded on the OTC Bulletin Board, the selling stockholders will be able to sell the shares offered by this prospectus in one or more transactions at prevailing market prices or privately negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

o an exchange distribution in accordance with the rules of the applicable exchange;

o     privately negotiated transactions;

o     settlement of short sales;

o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o     a combination of any such methods of sale;

o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

o     any other method permitted pursuant to applicable law.

Neither the selling stockholders nor InCard can presently estimate the amount of compensation in the form of discounts, concessions or commissions that underwriters, broker-dealers or agents may receive from the selling stockholders or the purchasers of the common stock. We know of no existing arrangements between the selling stockholders, broker-dealers, underwriters or agents relating to the sale or distribution of the shares.

The selling stockholders may also enter into hedging transactions, and persons with whom they effect such transactions, including broker-dealers, may engage in short sales of our common shares. Our selling stockholders may also engage in short sales and short sales against the box, and in options, swaps, derivatives and other transactions in our securities, and may sell and deliver the shares covered by this prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933, as amended, in connection with the sales and distributions contemplated under this prospectus, and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. Additionally, any profits which our selling stockholders may receive might be deemed to be underwriting compensation under the Securities Act. Because the selling stockholders may be deemed to be an underwriter under Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

The resale shares will be sold only through registered or licensed broker-dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will bear all expenses relating to the sale of our common shares under this prospectus, except that the selling stockholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders. We have agreed to indemnify some of the selling stockholders against certain losses, claims, obligations, damages and liabilities, including liabilities under the Securities Act.

Any common shares offered under this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may also be sold under Rule 144 rather than pursuant to this prospectus.

We have agreed to keep this prospectus effective until the earlier of (i) October 18, 2006, (ii) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (iii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                                LEGAL PROCEEDINGS

We are not a party to any material legal proceeding, nor to the knowledge of management, are any legal proceedings threatened against us. From time to time, we may be involved in litigation relating to claims arising out of operations in the normal course of business.

                                   MANAGEMENT

The following table identifies our current executive officers and directors, their respective offices and positions, and their respective dates of election or appointment:


---------------------------------------------------------------------------------------------------------------------------------
                                                                                                        INITIAL ELECTION OR
              NAME                 AGE                POSITION HELD                                     APPOINTMENT DATE
---------------------------------------------------------------------------------------------------------------------------------
  Alan Finkelstein                 54                 Chairman, President, Chief Executive              November 22, 2003
                                                      Officer and Secretary
---------------------------------------------------------------------------------------------------------------------------------
  Bennet Lientz, Jr.               35                 Chief Financial Officer                           July 6, 2004
---------------------------------------------------------------------------------------------------------------------------------



---------------------------------------------------------------------------------------------------------------------------------
                                                                                                        INITIAL ELECTION OR
              NAME                 AGE                POSITION HELD                                     APPOINTMENT DATE
---------------------------------------------------------------------------------------------------------------------------------
  Murdoch Henretty                 64                 Chief Technology Officer                          November 22, 2003
--------------------------------------------------------------------------------------------------------------------------------
  John A. Ward, III                58                 Director                                          November 22, 2003
--------------------------------------------------------------------------------------------------------------------------------
  Donald Joyce                     53                 Director                                          November 22, 2003
--------------------------------------------------------------------------------------------------------------------------------
  Charif Souki                     52                 Director                                          November 22, 2003
--------------------------------------------------------------------------------------------------------------------------------
  George Hoover                    58                 Director                                          November 22, 2003
--------------------------------------------------------------------------------------------------------------------------------



Messrs. Finkelstein and Lientz provide their services as executive officers on a full-time permanent basis. Mr. Henretty provides his services on a part-time basis. On average, Mr. Henretty devotes between 5-25% of his time to InCard depending upon the nature of the projects he is working on.

There are no family relationships between any two or more of our directors or executive officers. Our executive officers are appointed by our board of directors and serve at the board's discretion. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings to our knowledge between non-management stockholders that may directly or indirectly participate in or influence the management of our affairs.

None of our directors or executive officers has, during the past five years,

o had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time,

o been convicted in a criminal proceeding and none of our directors or executive officers is subject to a pending criminal proceeding,

o been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities, or

o been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

BUSINESS EXPERIENCE

ALAN FINKELSTEIN, one of our founders, has served as our Chairman, President, Chief Executive Officer and Secretary since December 2002 and as director since our inception in November 2002. Prior to November 2002, Mr. Finkelstein was a sole proprietor. He invented the LensCard and developed it from conceptualization in 1991 through design, patent acquisition, the formulation of a marketing strategy and issuance to credit card companies commencing in October 1998. Mr. Finkelstein serves as a member on the Joint Technical Committee on Information Technology for the International Organization of Standardization
(ISO). Since 2000, he has served on the International Electrotechnical Commission (IEC). He is also a member of the National Committee for Information Technology Standards, the U.S. subgroup of the ISO and the IEC.

BENNET LIENTZ, JR. has served as our Chief Financial Officer since July 2004. From January 2003 through November 2003, Mr. Lientz served as the Vice President, Finance of TJR Industries, Inc., a company that produces trade shows for the woodworking industry. From December 2000 through June 2002, Mr. Lientz served as Interim Chief Financial Officer and Chief Financial Officer of Digital Lava. From January 2000 to November 2000, Mr. Lientz served as the Chief Financial Officer of Harvest Solutions, Inc., a service provider of Internet tracking and reporting software solutions for companies. From February 1999 to October 1999, Mr. Lientz served as Controller for Rainmaker Digital Pictures, a subsidiary of Rainmaker Entertainment Group, a post production and visual effects company. From February 1998 through February 1999, Mr. Lientz served as Assistant Controller for Digital Domain, Inc., a provider of visual effects for commercial and film production. During 1996 and 1997, Mr. Lientz worked as an independent forensic accountant and financial consultant. Mr. Lientz previously worked as a senior associate at Coopers & Lybrand, LLP and internal auditor for California Federal Bank, Inc. He is a licensed Certified Public Accountant and an attorney in the State of California. He received a B.A. in Business Economics from the University of California at Santa Barbara, and a J.D. from Southwestern University School of Law.

MURDOCH HENRETTY has served as our Chief Technology Officer since November 2003. From July 1983 to March 2003, Mr. Henretty was the Director of Product Manufacturing & Secure Technology at Visa International Services Association
(VISA). During his tenure with VISA, he oversaw the physical security at vendor facilities for the global operation of the VISA Vendor Program and was responsible for its growth from 70 to over 250 vendors. Mr. Henretty's innovative programs at VISA have included the set-up of a card counterfeit recovery unit, the initiation of global counterfeit recognition programs, and the introduction of advanced security printing technologies and holographics. In addition to launching many more authentication and security programs, Mr. Henretty was VISA's representative to the International Organization of Standardization (ISO) and the American National Standards Institute (ANSI), and was the Chairman of the Europay MasterCard VISA (EMV) Working Group for the development of a global Vendor Security Standards Manual. From 1991 through 1995, Mr. Henretty was also the Chairman of the T/Checque Fraud Control Association Working Group that included representatives from the security printing industry and issuing authorities. Representatives from industry included, Thomas De La Rue, American Banknote, Gieseke & Devrient, Arjomarie and Portals Paper, Leonard Kurz, and representatives from the issuing authorities included, VISA, Amex, MasterCard, Thomas Cook, Citicorp, and Barclay's Bank. During this period he led the team in the development of industry standards to protect security documents (mainly travelers checks and passports) against replication by color copying and patented a method and apparatus for recording magnetic information on travelers checks. During the time period 1998 through 2002 Mr. Henretty was a member of the Bank Card Fraud Control Association and played a leading roll in educating law enforcement in counterfeit recognition and the development of a global counterfeit recognition program for financial cards. Members of this group included the US Secret Service, Hong Kong Police, Royal Mounted Canadian Police, Metropolitan Police and Interpol. During this period Mr. Henretty introduced a global program that provided law enforcement with information for cross-border tracking of counterfeit activity by organized crime groups. Prior to working for VISA, Mr. Henretty was responsible for technical sales at Jeffries Banknote Company and acted as a consultant for the Central Bank of the Philippines during the initial operation of their Gold Refinery, Mint and Security Printing Plant. He was graduated from the Imperial Chemical Industries (ICI) in Scotland with a degree in Work Study and Industrial Engineering, and also received a diploma in Business Management from the British Institute of Management.

JOHN A. WARD, III has served as our director since November 2003. Mr. Ward is a retired Chairman and CEO of the American Express Bank where he served as CEO and Chairman from January 1996 to September 2000 and President of the Travelers Cheque Group where he served from April 1997 to September 2000. Prior to joining American Express, Mr. Ward served as Executive Vice President of the Chase Manhattan Bank, a financial services provider, as well as Chief Executive Officer of Chase Bankcard Services. Mr. Ward serves on the Boards of the following public reporting companies: Rewards Network, Primus Guaranty Ltd., and CoActive Marketing Group. He received a B.S. in Economics and Finance from Boston College.

DR. DONALD JOYCE has served as our director since November 2003. Since April 2001, Dr. Joyce has been Deputy Director of the University of Chicago Argonne National Laboratory. From June 6, 2000 to February 2001, Dr. Joyce served as Chief Technology Officer for Technology Connect, a technology consulting firm in Massachusetts. From May 1999 to June 2000, he served as Senior Vice President of JDH Technologies, LLC, a software company. Prior to May 1999, Dr. Joyce served as President of Muhlbauer Inc., an equipment supplier to the semiconductor, circuit board assembly and smart card industries. Dr. Joyce received a Ph.D. in Physics from the College of William and Mary and a B.A. in Physics from the University of Colorado.

GEORGE W. HOOVER, II has served as our director since November 2003. Mr. Hoover has been a partner in the intellectual property law firm of Blakely Sokoloff Taylor & Zafman, LLP since 1992. Prior to entering the legal profession, Mr. Hoover was with Hughes Aircraft Company for fifteen years as an engineer and manager engaged in the design and development of aerospace electronic systems. Mr. Hoover received a B.S. in Engineering-Physics from the University of California at Berkeley, an M.B.A. from the University of California at Los Angeles and a J.D. (magna cum laude) from Loyola Law School (Los Angeles).

CHARIF SOUKI has served as our director since November 2003. Mr. Souki co-founded and has served as Chairman of the Board of Cheniere Energy, Inc., a public reporting company, since 1999, and as its President and director from 1997 and 1996, respectively. Mr. Souki has over 20 years of independent investment banking experience in the industry and has specialized in providing financing for microcap and small capitalization companies with an emphasis on the oil and gas industry. Mr. Souki received a B.A. from Colgate University and a M.B.A. from Columbia University.

Our board of directors currently consists of five members. Upon completion of this offering, our bylaws will provide that our directors will be elected at each annual meeting of the stockholders. Their term of office will run until the next annual meeting of the stockholders and until their successors have been elected and qualified or until their earlier death, resignation or removal.

No individual on our board of directors possesses all of the attributes of an audit committee financial expert and no one on our board of directors is deemed to be an audit committee financial expert. In forming our board of directors, we sought out individuals who would be able to guide our operations based on their business experience, both past and present, or their education. Mr. Lientz, our Chief Financial Officer, serves as our financial expert regarding generally accepted accounting principals and general application of such principles in connection with the accounting for estimates and accruals, including an understanding of internal control procedures and policies over financial reporting, and maintains sufficient experience preparing auditing, analyzing or evaluating financial statements in such depth and breadth as may be required of an audit committee financial expert. However, Mr. Lientz is not an elected director of the company. We recognize that having a person who possesses all of the attributes of an audit committee financial expert would be a valuable addition to our board of directors, however, we are not, at this time, able to compensate such a person. Therefore, we may find it difficult to attract such a candidate.

DIRECTOR COMPENSATION

Directors do not currently receive compensation for their services as directors, but we plan to reimburse them for reasonable expenses incurred in attending board meetings. On October 12, 2004, we granted Messrs. Souki, Hoover, Joyce and Ward options to purchase 50,000, 50,000, 50,000 and 250,000 shares of our common stock, respectively, at $1.00 per share. All of the options granted to Messrs. Souki, Hoover, Joyce and Ward vest as to 20% of the shares on each anniversary of their respective dates of appointment to the board.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following tables set forth certain information regarding beneficial ownership of our common stock as of April 21, 2005 by (i) each person who is known by us to own beneficially more than five percent (5%) of the outstanding shares of common stock , (ii) each of our directors and executive officers, and
(iii) all of our directors and executive officers as a group. Unless otherwise stated, their address is c/o Innovative Card Technologies, Inc., 11601 Wilshire Boulevard, Suite 2160, Los Angeles, California 90025.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as otherwise indicated, we believe that the beneficial owners listed below, based on the information furnished by these owners, have sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to applicable community property laws. As of April 21, 2005, there were 8,050,000 shares of common stock and 2,843,500 shares of series A preferred stock issued and outstanding. With respect to the table below, we have based our calculation of the percentage of beneficial ownership of 10,893,500 shares of common stock outstanding, on an as-converted basis.

In computing the number of shares of common stock beneficially owned by a person and the percent ownership of that person, we deemed outstanding shares of common stock subject to warrants or options held by that person that are currently exercisable or exercisable within 60 days of April 21, 2005. We did not deem these shares outstanding for purposes of computing the percent ownership of any other person.



                                  COMMON STOCK

-------------------------------------------------------------------------------------------------------------------------
                                                             NUMBER OF SHARES OF                       PERCENTAGE OF
NAME OF DIRECTOR, OFFICER AND BENEFICIAL                         COMMON STOCK                    OUTSTANDING SHARES OF
               OWNER                                          BENEFICIALLY OWNED                       COMMON STOCK
-------------------------------------------------------------------------------------------------------------------------
Named Executive Officers and Directors:
-------------------------------------------------------------------------------------------------------------------------
Alan Finkelstein(1)                                                    2,706,197                                  24.7%
-------------------------------------------------------------------------------------------------------------------------
Bennet Lientz, Jr.                                                           ---                                     *
-------------------------------------------------------------------------------------------------------------------------
Murdoch Henretty(2)                                                       30,000                                     *
-------------------------------------------------------------------------------------------------------------------------
John A. Ward, III(1)                                                      50,000                                     *
-------------------------------------------------------------------------------------------------------------------------
Donald Joyce(3)                                                           10,000                                     *
-------------------------------------------------------------------------------------------------------------------------
Charif Souki(4)                                                          190,000                                   1.7%
-------------------------------------------------------------------------------------------------------------------------
George Hoover(3)                                                          10,000                                     *
-------------------------------------------------------------------------------------------------------------------------
Five Percent Stockholders of Common Stock:
-------------------------------------------------------------------------------------------------------------------------
Luc Berthoud(5)                                                        1,502,000                                  13.8%
-------------------------------------------------------------------------------------------------------------------------
Forest Finkelstein                                                     1,027,500                                   9.4%
-------------------------------------------------------------------------------------------------------------------------
Paul Kessler(6)                                                        1,775,000                                  15.3%
-------------------------------------------------------------------------------------------------------------------------
David Mun-Gavin(7)                                                     1,425,000                                  11.6%



-------------------------------------------------------------------------------------------------------------------------
                                                                 NUMBER OF SHARES OF                     PERCENTAGE OF
NAME OF DIRECTOR, OFFICER AND BENEFICIAL                             COMMON STOCK                    OUTSTANDING SHARES OF
               OWNER                                              BENEFICIALLY OWNED                      COMMON STOCK
-------------------------------------------------------------------------------------------------------------------------
Bradley Ross(8)                                                        1,136,372                                  11.2%
-------------------------------------------------------------------------------------------------------------------------
Karim Souki(9)                                                         1,400,000                                  12.9%
-------------------------------------------------------------------------------------------------------------------------
All Officers and Directors as a Group (7 persons)(10)                  2,996,197                                  27.1%
-------------------------------------------------------------------------------------------------------------------------



* Less than one percent beneficially owned.


(1) Includes options to purchase 50,000 shares vested and exercisable within 60 days of April 21, 2005.

(2) Includes options to purchase 30,000 shares vested and exercisable within 60 days of April 21, 2005.

(3) Includes options to purchase 10,000 shares vested and exercisable within 60 days of April 21, 2005.

(4) Includes 50,000 shares held by Mr. Souki's wife, Rita Souki, 10,000 shares held by Mr. Souki's daughter, Lina Souki, 10,000 shares held by Mr. Souki's son, Christopher Souki, and 10,000 shares held by Mr. Souki's son, Karim Christian Souki. Mr. Souki disclaims beneficial ownership of the shares held by Rita, Lina, Christopher and Karim Christian Souki. Also includes options to purchase 10,000 shares vested and exercisable within 60 days of April 21, 2005.


(5) Includes 750,000 shares of common stock held by Merco Trustees (BVI) Limited, as Trustees of Berthoud Family Trust. The business address for Luc Berthoud is Ebel Strasse 46, 8044 Zurich, Switzerland.

(6) Includes 250,000 shares of common stock and a warrant to purchase 375,000 shares of common stock at an exercise price of $1.00 held by Mr. Kessler's wife, Diana Derycz-Kessler. Includes 250,000 shares of common stock and a warrant to purchase 375,000 shares of common stock at an exercise price of $1.00 per share held by Paul Kessler. Also includes 525,000 shares held by Bristol Investment Fund, Ltd. Bristol Capital Advisors, LLC is the investment manager to Bristol Investment Fund, Ltd. Paul Kessler is the manager of Bristol Capital Advisors, LLC, and as such has voting and investment control over these securities. The business address for Paul Kessler is c/o Bristol Capital Advisors, LLC, 10990 Wilshire Blvd., Suite 1410, Los Angeles, CA 90024.

(7) Includes 25,000 shares held by Mr. Mun-Gavin. Also includes a warrant to purchase 700,000 shares of common stock held by Elmsmere Group Ltd., and a warrant to purchase 700,000 shares of common stock held by Freemount Trading Ltd. Mr. Mun-Gavin is the natural person with voting and investment decision power for each of these entities. The business address for David Mun-Gavin is Insinger de Beaufort, 131 Finsbury Pavement, London EC2A, 1NT, United Kingdom.

(8) Includes 10,000 shares held by Mr. Ross's daughter, Raquel Ross, of which Mr. Ross disclaims beneficial ownership. Mr. Ross's business address is c/o Bemel & Ross, 11601 Wilshire Blvd., #2160, Los Angeles, California 90025.

(9) Includes 10,000 shares held by Karim Souki, the brother of our director Charif Souki. Also includes 500,000 shares held by BSR Investment Ltd., 450,000 shares held by Lanver Properties Corp., and 450,000 shares held by Union Finance International Corp. The natural person with voting and investment decision power for each of these entities is Karim Souki. The business address for Karim Souki is 12 Quarrendon Street, London SW6 3SU.


(10) Includes options to purchase 160,000 shares vested and exercisable within 60 days of April 21, 2005.


CHANGE OF CONTROL

To the knowledge of management, there are no present arrangements or pledges of securities of our company that may result in a change in control of the company.

                            DESCRIPTION OF SECURITIES

GENERAL

We are authorized to issue 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share. On May 14, 2004, our board of directors designated 2,100,000 shares of the preferred stock as series A preferred stock. On October 15, 2004, we increased the number of shares designated as series A preferred stock to 3,100,000.

COMMON STOCK

The securities being offered by the selling stockholders are shares of our common stock. Prior to this offering there has been no public or private trading market for our common stock.


As of April 21, 2005, there were issued and outstanding, on an as-converted basis, 10,893,500 shares of common stock that were held of record by 67 stockholders.


The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock offered in this offering will be fully paid and not liable for further call or assessment.

Please review our certificate of incorporation, as amended, and bylaws, copies of which have been filed with the SEC, as well as the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of our shares.

The holders of common stock do not have cumulative voting rights, which means that the holders of more than fifty percent of the shares of common stock voting for election of directors may elect all the directors if they choose to do so. In this event, the holders of the remaining shares aggregating less than fifty percent will not be able to elect directors. Except as otherwise required by Delaware law, and subject to the rights of the holders of preferred stock then outstanding, all stockholder action is taken by the vote of a majority of the issued and outstanding shares of common stock present at a meeting of stockholders at which a quorum consisting of a majority of the issued and outstanding shares of common stock is present in person or proxy.

PREFERRED STOCK


As of April 21, 2005, we were authorized to issue 3,100,000 shares of series A preferred stock and had 2,843,500 shares of series A preferred stock outstanding. Each share of series A preferred stock is convertible at the option of the holder at any time into common shares at an initial conversion price of $1.00 per share of common stock. This initial conversion price for the series A preferred shares is subject to certain anti-dilution adjustments. Each share of series A preferred stock is automatically convertible into common shares at the then-effective conversion price in the event that:


o a majority of the outstanding shares of series A preferred stock, voting as a separate class, approves the conversion; or

o the common shares underlying the series A preferred shares are covered by an effective registration statement filed with the SEC.

Upon the effectiveness of the registration statement that contains this prospectus, all outstanding shares of preferred stock will be converted into common stock on a one-for-one basis. Thereafter, pursuant to our certificate of incorporation, as amended, our board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock. Our board will also have the authority, without the approval of the stockholders, to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions of any preferred stock issued, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Preferred stock could thus be issued with terms that could delay or prevent a change in control of InCard or make removal of management more difficult. In addition, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. We have no plans at this time to issue any preferred stock.

WARRANTS


As of April 21, 2005, there were outstanding warrants to purchase 2,400,000 shares of our common stock at an exercise price of $1.00 per share. The warrants are immediately exercisable. Of the 2,400,000 shares, the right to purchase 100,000 shares will expire 60 days after the effective date of the registration statement registering the underlying shares, and thereafter, the right to purchase an additional 100,000 shares will expire each month thereafter for the next nine months. In any event, the remaining 1,400,000 warrants will expire on September 5, 2006. If there is no effective registration statement registering the underlying shares by May 5, 2005, these warrants contain cashless exercise provisions that allow the holder to exercise the warrant for a lesser number of shares of common stock in lieu of paying cash. The number of shares that would be issued in this case would be based upon the market price of the common stock at the time of the net exercise, or if there is no market price, the price per share as determined by our board of directors.


The exercise price and the number of shares issuable upon exercise of the warrants will be adjusted upon the occurrence of certain events, including reclassifications, reorganizations or combinations of the common stock. At all times that the warrants are outstanding, we will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

                                  LEGAL MATTERS

The validity of the common stock to be sold by the selling stockholders under this prospectus will be passed upon for us by Richardson & Patel LLP. Richardson & Patel LLP owns 50,000 shares of our common stock, which are being registered for sale under this prospectus.

                                     EXPERTS

The financial statements included in this prospectus have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

            DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR

                           SECURITIES ACT LIABILITIES

We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

o     for any breach of their duty of loyalty to us or our stockholders;

o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

o for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the Delaware General Corporation Law; or

o for any transaction from which the director derived an improper personal benefit.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). We maintain directors' and officers' liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

                             DESCRIPTION OF BUSINESS

HISTORY AND DEVELOPMENT OF THE COMPANY

We were incorporated on November 22, 2002 as a Delaware corporation, and changed our name from LensCard Corporation to Innovative Card Technologies, Inc. on June 25, 2004. Since inception, our primary business focus has been and continues to be research and development and marketing of power-based card enhancements for the credit card industry. Through December 31, 2004, our operations included research and development of our products, development of intellectual property, designing and building prototype materials, and forming arrangements for marketing and manufacturing our products under development.

In 1998, Universal Magnifier LLC, a California limited liability company, was founded by Alan Finkelstein, the inventor of the LensCard, and Luc Berthoud for the purpose of licensing the LensCard in the United States, who were then the co-managers of Universal Magnifier. Luc Berthoud also owned a majority of the outstanding limited liability company interests of Universal Magnifier. In January 1999, Universal Magnifier LLC merged into LensCard US LLC, a Delaware limited liability company that was organized on January 7, 1999, for the purpose of changing Universal Magnifier's name and place of organization. Messrs. Finkelstein and Berthoud continued to serve as co-managers of LensCard US LLC, and Mr. Berthoud was the majority holder of the limited liability company interests of LensCard US. In 1995, Universal Magnifier International Limited, an international business company under the laws of the British Virgin Islands, was founded for the purpose of licensing the LensCard worldwide other than the United States. Luc Berthoud was then the director of Universal Magnifier International and holder of a majority of outstanding shares as The Berthoud Family Trust. In October 1998, Universal Magnifier International Limited changed its name to LensCard International Limited. Luc Berthoud continued to serve as director of LensCard International Limited and indirectly held a majority of the outstanding shares of LensCard International in the name of The Berthoud Family Trust. In exchange for the rights to exploit the LensCard patents, trademarks and related intangibles, LensCard US LLC and LensCard International Limited agreed to make royalty payments to Alan Finkelstein and Bradley Ross.

On April 2, 2004, Alan Finkelstein, Bradley Ross and Michael Paradise, who owned one percent of Mr. Finkelstein's interest in the royalty payments, collectively transferred their rights to the royalty payments to us in exchange for an aggregate of 5,500,000 shares of our common stock. As a result of this exchange, Messrs. Finkelstein, Ross and Paradise became our sole stockholders, with Mr. Finkelstein holding approximately 79% of the then issued and outstanding shares. We then immediately transferred these royalty rights to PSACo, Inc., a Delaware corporation, in exchange for 25,000 shares of PSACo's common stock, or all of its outstanding common stock, causing PSACo to become our wholly owned subsidiary. At the time of these transfers, Mr. Finkelstein was the sole director of PSACo, and Bradley Ross was the president, chief financial officer, treasurer and secretary of PSACo. On April 15, 2004, Mr. Ross resigned from all of his positions with PSACo, and thereafter, Mr. Finkelstein was elected to the positions of president, chief financial officer and secretary of PSACo. As of December 31, 2004, these royalty payments accounted for 100% of our revenue on a consolidated basis.

On April 6, 2004, LensCard US LLC exchanged all of its outstanding membership interests with us for 1,000,000 shares of our common stock. Effective April 6, 2004, LensCard International Limited merged with and into our company. As a result of this reorganization and merger, we own the intellectual property rights to the LensCard and are obligated to make payments related to these rights to PSACo, our wholly owned subsidiary.

OUR BUSINESS

We research, develop and market technology-based card enhancements primarily for the credit card market that are designed to enable issuers to improve and add card functionality, reduce attrition and increase acquisition rates, and enhance security and anti-fraud protection for customers. We commenced sales of our first product, the LensCard, or a card embedded with a small magnifying lens, in 1998. To date, we have received royalties from sales of 1.4 million LensCards and have generated limited revenues that derive from these sales pursuant to licensing agreements, most of which have terminated. At this time, we do not intend to renew these licensing agreements, unless requested by a customer. After discovering the possibility of placing power into an ISO compliant card, we began to focus our efforts on the development of our power inlay technology and not on the marketing of the LensCard. Since 2002, our core focus has been and continues to be on research and development and marketing of our power inlay technology that is designed to bring power-based applications, including light, sound and display screens, to plastic payment cards. Power inlay technology consists of a battery, circuit, and switch that can power applications on credit cards and other information-bearing plastic cards. We have devoted a significant majority of our efforts to complete the development of our power inlay technology, initiate marketing and raising the financing required to do so and fund our expenses. We believe that our power inlay technology will provide an operating platform creating a new market and business opportunities for credit card issuers and increase their overall profitability through various card enhancements.


On May 26, 2004, we entered into a mutually exclusive strategic alliance agreement with VISA with respect to our power-enabled card technology pursuant to which we will jointly promote our power inlay technology to VISA's regional offices and member banks. Our relationship with VISA is more fully described in the section of this prospectus entitled "Business - Visa International." Our first power-based card enhancement, the LightCard, is available for issuance, on a limited quantity basis, as of April 2005. We anticipate that from April 2005 through June 2005, we will be able to produce between 1,000 and 5,000 LightCards per month. In July 2005, if we are able to complete the manufacturing process for producing LightCards on a mass production basis and obtain sufficient additional financing to do so, we will be able to manufacture 25,000 LightCards per month. Although we may be able to increase our capacity to 100,000 cards per month by late 2005 if the demand for the LightCard is substantial, our ability to produce this amount of cards on a monthly basis is limited to the amount of component parts that we are able to procure, one of which is only presently available from one supplier. The battery, a key component of our power inlay technology, is presently available from only one supplier, Solicore, Inc.

THE MARKET FOR CARD ENHANCEMENTS

The United States is the largest and most competitive credit card market in the world, with at least 674 million credit cards in circulation. In 2000 there were over 2 billion credit cards circulating worldwide. There are over twenty-two thousand institutions that issue credit cards, including banks through MasterCard and VISA, American Express, Diners Club, oil companies, credit unions, and retailers. Issuers of major credit cards and charge cards backed by VISA, MasterCard, American Express, Discover, and Diner's Club have about 1.9 billion cards in circulation worldwide. In addition to the 674 million credit cards in circulation in the United States, there were approximately 50 million oil company cards and 582 million retail cards in circulation in 2000.

As the United States market for credit cards has become nearly saturated and highly competitive, it is now difficult for issuers to acquire new customers and to retain existing customers. Card issuers are looking for card enhancements that decrease attrition rates, increase retention rates, increase cardholders' loyalty, bolster the strength of the card issuer's brand, increase cardholders' privacy protections, lower the costs of marketing and technology that reduces fraud.

OUR POWER INLAY TECHNOLOGY AND PRODUCTS

Our power inlay technology integrates a battery, circuit, switch and output device into an ISO compliant financial card or other information-bearing plastic card. It is designed to be used as an operating system to add different applications that require power into standard, shaped, or mini cards. There are multiple applications that could use our power inlay technology, including light, sound, display screens, security and other anti-fraud measures. We have developed a process for imbedding our power inlay technology into a payment card that meets ISO standards. ISO standards are requirements for issuing payment cards that all credit card issuers must comply with. To our knowledge, there are no other currently available methods of placing power into an ISO compliant credit card.

We are currently developing products using our power inlay technology, and have made one of them available as of April 2005, on a limited quantity basis. This includes:

LIGHTCARD


The LightCard is our first card enhancement that incorporates our power inlay technology. It emits light, similar to a mini flashlight, upon pressing a recessed button located on the front or back of the card. The LightCard complies with ISO and VISA standards and works at any ATM or point-of-service terminal. The light will be available in a variety of colors and intensity. It can be designed to illuminate when the card is swiped and incorporated into minicards and shaped cards, including gift cards. It may also be used to enhance graphic designs of cards. To date, we have received orders from three VISA member banks. There is one order for one thousand LightCards, one order for twelve hundred LightCards, and one order for five thousand LightCards. We completed the order for one thousand LightCards as of April 2005. We anticipate that from April 2005 through June 2005, we will be able to produce between 1,000 to 5,000 LightCards per month. In July 2005, if we are able to complete the manufacturing process for producing LightCards on a mass production basis and obtain sufficient additional financing to do so, we will be able to manufacture 25,000 LightCards per month. If the demand for the LightCard is substantial, we may be able to increase our capacity to 100,000 cards per month by late 2005, however, our ability to produce this amount of LightCards is limited to the amount of component parts that we are able to procure, one of which is only presently available from one supplier. The battery, a key component of our power inlay technology, is presently available from only one supplier, Solicore, Inc.


We are currently in the process of developing the following products, and it is our long-term objective to make these products available to the credit card market:

ENCRYPTED SOUNDCARD

We are currently developing an arrangement with a manufacturer of acoustic encryption technology to potentially embed their technology into an ISO compliant financial card using our power inlay technology. We are also exploring other potential uses for the acoustic encryption technology. We have had preliminary meetings with a national laboratory and are initiating a pilot program with them to test the encryption technology.

SOUNDCARD

The SoundCard will enable cardholders to add personal pre-recorded messages to gift cards whenever the cardholder presses a switch located on the surface of the card. We are developing the technology to enable cardholders to call a toll free number and record personal messages on a gift card. The SoundCard will also enable credit card issuers to add a pre-recorded sound to their payment cards. We believe that introducing sound to payment cards will enable issuers to add an acoustic brand to complement a visual one, or promote co-brand or loyalty programs.

DISPLAYCARD

The DisplayCard will enable issuers of payment cards that contain computer chips to add a small, battery-powered display screen to the surface of the card. This screen would enable the cardholder to see a multitude of transaction information, including last transaction, current balance on a prepaid card or currency conversion of a presented bill. The DisplayCard will also enable credit card issuers or merchants to display non-financial information that may promote loyalty programs or loyalty points.

SECURECARD

The SecureCard will be our first card to use power to enhance security and fraud protection. The power inlay technology in the SecureCard will enable counterfeit cards to be identified when the card is swiped at point of sale locations. The power inlay technology will also be able to disable the SecureCard if the chip embedded within the card is tampered with.

VISA INTERNATIONAL

On May 26, 2004, we entered into a mutually exclusive strategic alliance agreement with Visa International Services Association with respect to our power-enabled technology pursuant to which we will jointly promote our power inlay technology to VISA's regional offices and member banks. VISA has agreed to work with its regional offices and encourage them to promote our power-enabled card technologies to their member banks. It will, at its own cost, develop a promotional brochure for our technologies and provide it to its regional offices in connection with its development of a region-specific marketing program. We have agreed to cooperate with VISA in this marketing venture program, at our own cost, and attend presentations to the regional offices and member banks, which VISA has agreed to facilitate during the first six months. To date, VISA has made some introductions for us to its member banks pursuant to the agreement, and we expect that VISA will continue to facilitate these introductions or presentations beyond the six months through the launch of our first power-enabled card. We are responsible for our personal costs for attending these presentations. We have also agreed to provide VISA, its regional offices and member banks our technologies and to work with member banks directly in the event that they have special development requests. Under the terms of the agreement, we retain our intellectual property rights in the power inlay technology and any derivative works. The mutual exclusivity provisions terminate on the two-year anniversary of the first member bank's launch of our power-enabled card technologies. During the exclusivity period, VISA will not enter into a similar agreement with any other party to develop or promote power-enabled cards, and we will not provide our power inlay technology to American Express, MasterCard, Europay, JCB, Diners Club, Carte Blanche and Discover. This agreement terminates on April 30, 2007. Either party may terminate the agreement earlier in the event of a material default by the other party, if the default is not cured within 30 days, or within 30 days if the other party becomes insolvent or ceases to continue its business for fourteen days. We can also terminate the agreement at any time if VISA and its regional offices do not provide us with an opportunity to demonstrate our technology to at least ten significant member banks within the first twelve months of the agreement, after providing them with 30 days to meet this requirement. In addition, VISA can terminate the agreement at any time, after giving us 30 days to remedy, if we have not met standards of quality, timeliness or customer service in providing our technology to its regional offices or member banks.

THE LENSCARD PRODUCT

We issued our first product, the LensCard, to the credit card market in October 1998. The LensCard is a payment card embedded with a small magnifying lens that enlarges type more than three times normal size.

The LensCard meets the credit card industry's standards, including standards for flexibility, durability, security, and readability, and has been approved by all authorities regulating the manufacture of credit cards, including but not limited to the International Organization of Standardization, the National Committee for Information Technology Standards, the American National Standards Institute, MasterCard, and VISA. It is compatible with other credit card industry technologies and features, including "chip" cards.

Presently, we have no plans to further market or sell the LensCard, unless requested by a customer.

RESEARCH AND DEVELOPMENT


We currently conduct research and early stage development activities in-house, and with an outside laboratory. We retain title rights to all improvements or enhancements to our technology developed by or worked on by the outside laboratory. Mr. Finkelstein, our chief executive officer, is responsible for development of the power inlay technology and new product concepts. We have purchased materials and components for our products under development from a number of technology companies. The principal suppliers of our product components are HEI, Inc. and Solicore, Inc. We continue research on the DisplayCard, Encrypted SoundCard, SoundCard and SecureCard, and have made our first power-based card enhancement, the LightCard, available for issuance, on a limited quantity basis, as of April 2005. We expect to continue to improve the LightCard. We anticipate that from April 2005 through June 2005, we will be able to produce between 1,000 to 5,000 LightCards per month. In July 2005, if we are able to complete the manufacturing process for producing LightCards on a mass production basis and obtain sufficient additional financing to do so, we will be able to manufacture 25,000 LightCards per month. If the demand for the LightCard is substantial, we may be able to increase our capacity to 100,000 cards per month by late 2005, however, our ability to produce this amount of LightCards is limited to the amount of component parts that we are able to procure, one of which is only presently available from one supplier. The battery, a key component of our power inlay technology, is presently available from only one supplier, Solicore, Inc. We spent approximately $514,000 for research and development in 2004 and $102,000 in 2003.

INTELLECTUAL PROPERTY

We rely on a combination of patent, trademark and trade secret laws as well as confidentiality procedures and contractual provisions to protect our proprietary technology. We currently own eight U.S. patents and 16 foreign patents. All of these patents apply to the LensCard, except for one U.S. patent that applies to a wallet card with a magnifying lens and light. We have four additional U.S. patent applications pending that apply to our power inlay technology as described in more detail below, and 17 foreign patent applications pending relating to the LensCard. The duration of the U.S. patents generally is 20 years from the date the original application was filed. We are unable to state at this time how long the United States patent review process will take and are unable to give any assurances that the patents will be granted.

                           PENDING PATENT APPLICATIONS


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                             TITLE                                     SERIAL NO.                    FILING DATE
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  Wallet Card with a Built-In Light                                    10/167,259                   June 11, 2002
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  Transaction Card with Annunciator                                    10/213,475                   August 6, 2002
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  Method for Making a Financial Transaction Card with                  10/300,168                 November 20, 2002
  Embedded Electronic Circuitry
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  Transaction Card with Recorded Sound                                 10/300,556                 November 20, 2002
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We currently have a trademark registered for the LensCard in the United States. We also have additional marks, including InCard and InCard Technologies, for which registration is pending.

From time to time, we may encounter disputes over rights and obligations concerning intellectual property. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business, our reputation, or our ability to compete. Also, protecting our intellectual property rights could be costly and time consuming.

MANUFACTURING

Our strategy is to outsource some of the components of the products we develop. This outsourced manufacturing will be carried out primarily in the United States. The power inlay technology will be built by a domestic manufacturer, HEI, Inc., pursuant to our proprietary process. After the power inlays, which include a battery, circuit and switch, are manufactured, the power inlays will then be sent to payment card manufacturers with offices located throughout the world. The card manufacturers using our proprietary process of incorporating the power inlay technology, will be instructed on how to finish the card that includes printing, personalizing and finishing the card.

Most of the components used to produce our products will be parts that will be available from multiple supply sources at competitive prices except for the battery which, at this time, is presently available from only one supplier, Solicore, Inc. If any of these supply sources becomes unavailable, we believe that we would be able to secure alternate supply sources within a short period of time. However, if we are unable to procure batteries from our present supplier we may have production delays of up to 6 months as we try to obtain another source for batteries. Although our intention is to purchase our initial batteries from our current supplier, we are working with other battery manufacturers to find batteries suitable to our cards so that we are not beholden to one battery supplier.


We have successfully assembled power core sheets, 24 cards per sheet, of the LightCard that have been finished by an approved manufacturer of financial credit cards. We anticipate that from April 2005 through June 2005, we will be able to produce between 1,000 to 5,000 LightCards per month. In July 2005, if we are able to complete additional successful testing of the manufacturing process for producing LightCards on a mass production basis and able to obtain sufficient additional financing, we may be able to produce 25,000 LightCards per month. Although we may be able to increase our capacity to 100,000 cards per month by late 2005 if the demand for the LightCard is substantial, our ability to produce this amount of cards on a monthly basis is limited to the amount of component parts that we are able to procure, of which the battery is only presently available from one supplier.

COMPETITION

Our principal competitors in the credit card market include American Express, which markets the Blue Card; Discovery, which markets the 2GO Card; and Bank of America, which markets a minicard. Many of our competitors are substantially larger than we are and have significantly greater name recognition and financial, sales and marketing, technical, manufacturing and other resources. These competitors may also be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products. Our competitors may enter our existing or future markets with products that may provide additional features or that may be introduced earlier than our products. We attempt to differentiate our company from our competitors by working to produce innovative card enhancements and developing products with appealing functions. We cannot assure you that we will be able to compete successfully with our existing or new competitors. If we fail to compete successfully against current or future competitors, our business could suffer.

GOVERNMENT REGULATION AND PROBABILITY OF AFFECTING BUSINESS

The development of our products is generally not subject to government regulation. However, because we intend to market our products in countries other than the United States, importation and exportation regulations may impact our activities. A breach of these laws or regulations may result in the imposition of penalties or fines, suspension or revocation of licenses. We are not currently involved in any such judicial or administrative proceedings and believe that we are in compliance with all applicable regulations.

Although it is impossible to predict with certainty the effect that additional importation and exportation requirements and other regulations may have on future earnings and operations, we are presently unaware of any future regulations that may have a material effect on our financial position, but cannot rule out the possibility.

EMPLOYEES

We have five full-time employees, including our Chief Executive Officer and Chief Financial Officer. We utilize the services of our part-time Chief Technology Officer to assist us with production matters. None of our employees is represented by a collective bargaining agreement, and we have never experienced any work stoppage. We consider our relationships with our employees to be good.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus. In addition to the historical consolidated financial information, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW


Our predecessor entities, Universal Magnifier International Limited and Universal Magnifier LLC, were co-founded in 1995 and 1998 by Alan Finkelstein, the LensCard inventor. We commenced sales of the LensCard in 1998. Since our inception in 2002, our core focus has been and continues to be on research and development and marketing of our power inlay technology that is designed to bring power-based applications, including light, sound and display screens, to ISO compliant cards. Power inlay technology consists of a battery, circuit, and switch that can power applications on credit cards and other information-bearing plastic cards. We have devoted a significant majority of our efforts to complete the development of our power inlay technology, initiate marketing and raising the financing required to do so and fund our expenses. We have generated limited revenues that derive from licensing agreements of our LensCard product, most of which have terminated. At this time, we have no plans to renew these agreements or to further market or sell the LensCard, unless requested by a customer.

Since inception, we have been unprofitable. We incurred net losses of $1,621,740 in 2004 and $977,155 in 2003. As of December 31, 2004, we had an accumulated deficit of $4,301,939. Our continued existence is dependent upon our ability to obtain additional financing. We anticipate that the sales of our LightCard will not be sufficient enough to sustain our operations, and further anticipate that after such introduction we will continue to incur net losses due to our costs exceeding our revenues for an indefinite period of time. Our capital requirements for the next 12 months, as they relate to retaining and obtaining key personnel, further research and development relating to the production of our power inlay technology, and purchasing necessary equipment for production, have been and will continue to be significant. As of December 31, 2004, we have funded our operations through loans in the amount of $648,270 from a bank, accounts payable due to Forest Finkelstein in the amount of $128,333, accounts payable due to Blakely Sokoloff, Taylor & Zafman, LLP a law firm that George Hoover, one of our directors, is a partner in, in the amount of $237,689, and a series A preferred stock offering whereby we raised $2,568,500, which includes the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of series A preferred stock that were issued on April 7, 2004. On June 22, 2004, we issued 275,000 shares of series A preferred stock to related parties in a conversion of $275,000 in unsecured advances owed to them. In March 2005, two of our principal stockholders, Union Finance International Corp. and Bristol Investment Fund, Ltd., loaned us a combined total of $500,000 in the form of secured demand promissory notes, which create security interests in our assets, excluding assets subject to liens, leases, encumbrances, defenses or other claims.

We will need to obtain additional financing in addition to the funding already raised through the sale of equity securities and debt financing. For the next several months, we anticipate that we will continue to attempt to use promissory notes from our stockholders. However, if we are unable to borrow funds from our stockholders, we will need to raise additional capital from other sources to fund our cash needs and continue our operations beyond April 2005. We currently do not have any binding commitments for, or readily available sources of, additional financing and will not receive any proceeds from this offering. Our future liquidity is dependent upon our ability to raise additional capital. We may be forced to sell assets, cease our business and operations, and we may become insolvent.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses for each period. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Revenue recognition. We recognize revenues in accordance with SEC Staff Accounting Bulletin No. 104, or SAB 104. Revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectibility is reasonably assured.

We generate revenue from one source: licensing of the LensCard to various credit card issuers. The LensCard is composed of a credit card with a small magnifying lens embedded into the card. We sell time-based licenses to various credit card issuers. We recognize royalties attributable to these time-based licenses as they are sold to the credit card issuers' customers. Royalty revenue is recognized when each LensCard is sold by an issuer in accordance with SAB 104.

We anticipate that the majority of our revenues in the coming year will come from financial cards that contain a light and a magnifying lens as well as a light. Although we do not expect to begin production of the cards containing a light or containing a light with a magnifying lens until April 2005, we intend to sell these cards directly to banks that issue financial cards. Additionally, we intend to enter into arrangements whereby our intellectual properties will be licensed to other strategic partners and we will share in revenues or licensing fees.

We currently have no arrangements with any companies with regard to revenue sharing or licensing fees for financial cards that contain a light and magnifying lens as well as a light. We have agreements with two banks that issue financial cards for the LensCard product, one which expired on December 31, 2004. The revenue generated from the LensCard agreements is negligible, and we expect that the sales of the LensCard will have no impact on our results of operations.

Deferred revenue is recorded when the payments from the credit card issuers are received by us prior to the sale of the LensCard to the credit card issuers' customers.

Accounts receivable allowances. Because our sales to date have been to large credit card issuers, we have experienced very few issues surrounding payment for products and services. Consequently, we have no allowances for doubtful accounts. We perform a regular review of our customer activity and associated credit risks and do not require collateral from our customers.


Our first product, the LightCard, or a financial card that has a light with or without a magnifying lens, has been fully developed. We are currently creating a mass production process for the LightCard that we expect to complete when our ordered capital equipment arrives in April 2005. We anticipate that from April 2005 through June 2005, we will be able to produce between 1,000 to 5,000 LightCards per month. In July 2005, if we are able to complete the manufacturing process for producing LightCards on a mass production basis and obtain sufficient additional financing to do so, we will be able to manufacture 25,000 LightCards per month. If the demand for the LightCard is substantial, we may be able to increase our capacity to 100,000 cards per month by late 2005, however, our ability to produce this amount of LightCards is limited to the amount of component parts that we are able to procure, one of which is only presently available from one supplier. The battery, a key component of our power inlay technology, is presently available from only one supplier, Solicore, Inc. Our projected cost to manufacture the LightCards is unknown at this time, as we have not produced the LightCards on a mass production basis. However, if the capital equipment needed for mass production is defective or does not conform to production requirements, or we unable to procure component parts from our key suppliers, there will be substantial delays in manufacturing and selling the LightCards. Additionally, if there is no demand for the LightCard by banks that issue financial cards we will have no benefit from the LightCard.


Our other products that are designed to use the power inlay technology are still in the early stages of development. At this time, we are unable to determine when the other products will become fully developed, manufactured and sold to banks that issue financial cards.

We estimate that our capital requirements for the next twelve months will be as follows:

Line of Credit and notes payable repayment obligations           $  650,000
Capital equipment expenditures and capital lease obligations        360,000
General and administrative expenses                               1,320,000
Professional Fees                                                   880,000
Consulting Fees                                                     120,000
Research and development                                            550,000
Total estimated capital requirements                             $3,880,000



Costs of production are not included in our capital requirements as we intend to only incur these costs once orders for our products are received from our potential customers.

RESULTS OF OPERATIONS

TWELVE MONTHS ENDED DECEMBER 31, 2004 AND 2003

Revenue. Revenue consists of royalties from the LensCard.

Total revenue decreased from $58,136 for the twelve months ended December 31, 2003 to $51,039 for the twelve months ended December 31, 2004. The decrease resulted primarily from fewer royalties of the LensCard as we have not been actively marketing the LensCard product or licensing the LensCard product to third parties.

Administrative. Administrative expense consists of travel and marketing expenses, compensation expense, administrative fees and depreciation expense.

Administrative expense increased from $404,564 for the twelve months ended December 31, 2003 to $667,854 for the twelve months ended December 31, 2004. Administrative expense increased primarily due to the establishment of our office, hiring additional employees , and additional travel expenses relating to business development. We anticipate that administrative expense will increase in absolute dollars as we incur increased costs associated with continuing to establish our operations.

Consulting expense. Consulting expense consists of payments made to independent contractors that provide services for the company.

Consulting expense decreased from $276,052 for the twelve months ended December 31, 2003 to $125,224 for the twelve months ended December 31, 2004. Consulting expense primarily decreased as a result of a consultant converting to a full time employee. We anticipate that our consulting expense will decrease in absolute dollars as the company does not presently have the intention of hiring outside consultants.

Professional fees expense. Professional fees consist of amounts paid to our external counsel, auditors and other outside services rendered to the company.

Professional fees expense increased from $209,077 for the twelve months ended December 31, 2003 to $338,830 for the twelve months ended December 31, 2004. Professional fees expense primarily increased due to additional amounts paid to our external auditors and counsel in connection with the filing of the company's registration statement as well as fees relating to the maintenance and establishment of the company's intellectual property rights. We anticipate that professional fees will continue to increase in absolute dollars as the company will continue to incur greater costs in maintaining and establishing its intellectual property rights as well as costs of operating as a public company.

Research and Development. Research and development expense consists primarily of costs relating to the development of new credit card enhancements.

Research and development costs increased from $102,328 for the twelve months ended December 31 to $513,964 for the twelve months ended December 31, 2004 due to increased research and development of the LightCard. We expect our research and development expenses to increase in absolute dollars as we continue to invest in developing new credit card enhancements.

Interest expense. Interest expense decreased from $43,273 for the twelve months ended December 31, 2003 to $26,918 for the twelve months ended December 31, 2004 due to the partial retirement of notes payable.

LIQUIDITY AND CAPITAL RESOURCES


DISCUSSION OF RESULTS

Our principal sources of liquidity are cash and cash equivalent balances, which were $541,874 at December 31, 2004, and $37,691 at December 31, 2003. As of April 19, 2005, we had a cash balance of $177,546. Since our inception, we have incurred significant losses, and as of December 31, 2004 we had an accumulated deficit of $4,301,939.

Net cash used in operating activities was $1,664,301 for the twelve months ended December 31, 2004 as compared with $694,016 for the twelve months ended December 31, 2003. The increase was due primarily to greater net loss, and decreases in accounts payable and accrued expenses, as well as accounts payable-related parties.

Cash flows provided by investing activities was $2,305 for the twelve months ended December 31, 2004 as compared to cash used in investing activities of $998 for the twelve months ended December 31, 2003. The decrease was from a reclassification of an employee loan receivable partially offset by greater capital expenditures being made during the year as a result of the company gearing up for production of the company's product that contains a light and/or a light with a magnifying lens.

Net cash provided by financing activities was $2,166,089 for the twelve months ended December 31, 2004 as compared to net cash provided by financing activities of $716,282 for the twelve months ended December 31, 2003. The increase was due to $2,568,500 of proceeds from the sale of the series A preferred stock that was received during the twelve months ended December 31, 2004 and issuance of $246,128 of notes payable. However, this increase was partially offset by a repayment of outstanding notes payable of $696,379 during the twelve months ended December 31, 2004. We expect to pay an estimated $111,600 in offering expenses in connection with registration of this prospectus.

EQUITY AND DEBT FINANCINGS AND ACCOUNTS PAYABLE

To date, our operations have been funded through bank loans in the amount of $1,346,128, loans in the form of secured demand promissory notes totaling $500,000 from Bristol Investment Fund, Ltd. and Union International Finance Corp., the issuance of series A preferred stock, including the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of Series A preferred stock in which we raised gross proceeds of $2,568,500, and the conversion of $275,000 in unsecured advances due to related parties into Series A preferred stock. As of December 31, 2004, we had accounts payable due to related parties, Forest Finkelstein, in the amount of $128,333, and Blakely, Sokoloff, Taylor and Zafman, LLP, a law firm that George Hoover, one of our directors, is a partner in, in the amount of $237,689. The agreements with Forest Finkelstein and Blakely, Sokoloff, Taylor and Zafman to defer payments are based on written communications that may not be enforceable. If Forest Finkelstein or Blakely, Sokoloff, Taylor and Zafman require us to make these payments, we may not have the funds to do so and we may become insolvent.


On December 23, 2003, we entered into a Securities Purchase Agreement with Bristol Capital, LLC under which we were to sell a unit that consisted of 500,000 shares of our common stock and warrants to purchase 2,400,000 shares of our common stock at an exercise price of $1.00 per share in exchange for $50,000. The closing was contingent upon Bristol Capital, LLC introducing potential investors to us and these potential investors or investment funds affiliated with Bristol Capital purchasing a minimum of $1,500,000 worth of our series A preferred stock at a price per share of $1.00 before February 1, 2004. As of May 5, 2004, the parties waived this closing contingency under the Securities Purchase Agreement. On May 5, 2004, we received $50,000 from Bristol Capital, LLC and issued 500,000 shares of our common stock and warrants to purchase 2,400,000 shares of our common stock pursuant to the Securities Purchase Agreement.

From April 7, 2004 to October 18, 2004, we issued 2,568,500 shares of Series A preferred stock at a price per share of $1.00 to a number of investors pursuant to a private placement, including the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of series A preferred stock that were issued on April 7, 2004, and raised gross proceeds of $2,568,500.

On May 24, 2004, we obtained a loan in the amount of $246,128. We are required to pay interest at a rate equal to a prime rate set by City National Bank, which currently is 4.0%, on the loan. Beginning on June 30, 2004, we must pay this loan in 11 principal payments of $6,837 and one final principal and interest payment of $171,511 on the maturity date of May 31, 2005. Additionally, on May 24, 2004, we renewed three notes payable, each in the amount of $150,000, from City National Bank that were originally dated April 22, 2003, July 16, 2003 and September 24, 2003. Of the three notes payable, two of them have an interest rate of 1.8% and one has an interest rate of 1.9%. Beginning on June 30, 2004, we are required to pay monthly interest payments on amounts drawn from the notes payable, with all outstanding principal and accrued and unpaid interest due on April 30, 2005. As of December 31, 2004 with respect to each note payable, we had drawn the full amount, $150,000 on each note payable, for an aggregate amount of $450,000 drawn through December 31, 2004. There is no further borrowing capacity available under each of the notes payable. Upon maturity of the notes payable and loan, we plan to either renew these with City National Bank or repay the notes payable or loan if we are able to obtain additional funding.

On June 22, 2004, we issued 275,000 shares of series A preferred stock to Alan Finkelstein, Bradley Ross and Luc Berthoud in a conversion of $275,000 in unsecured advances due to Alan Finkelstein, Bradley Ross and Luc Berthoud. The conversion was made at $1.00 per share.

On November 30, 2004, we entered into a capital lease for equipment that cost $32,598 with CNC Associates, Inc. for production equipment that was personally guaranteed by our chief executive officer, Alan Finkelstein. The lease requires minimum monthly payments of $866 and expires on October 31, 2007.


In March 2005, we obtained loans in the form of secured demand promissory notes totaling $500,000 from Bristol Investment Fund, Ltd. and Union Finance International, Corp, a company that Karim Souki is a director of. Karim Souki, is the brother of Charif Souki, a member of our board of directors. Union Finance International Corp. loaned us $333,000 on March 31, 2005 while Bristol Investment Fund, Ltd. loaned us $167,000 on March 30, 2005 for the combined total of $500,000. The secured demand promissory notes create security interests in our assets, excluding assets subject to liens, leases, encumbrances, defenses or other claims. The secured demand promissory notes are payable without notice by the demand of Union Finance International Corp. or Bristol Investment Fund, Ltd. There is no further borrowing capacity under both of the secured demand promissory notes and we plan to repay the secured demand promissory notes if we are able to obtain additional funding.

During late March and early April 2005, certain principal stockholders, directors and executive officers agreed to defer payments owed to them. The parties that have agreed to defer payments owing to them are as follows: $5,600 to Bemel & Ross, of which one of our principal stockholders, Bradley Ross, is a partner in, $4,200 to Alan Finkelstein, our chief executive officer and chairman of the board, and $5,000 to Forest Finkelstein, who is the son of Alan Finkelstein. These agreements are based on written communications that may not be enforceable. If Bemel & Ross, Alan Finkelstein or Forest Finkelstein require us to make these payments, we may not have the funds to do so and we may become insolvent.

LIQUIDITY RISK

Based on our current operating plan we believe that we have sufficient cash, cash equivalents and short-term investment balances to last approximately through April 2005. We will need to obtain additional financing in addition to the funds already raised through the sale of equity securities and debt financing to fund our cash needs and continue our operations beyond April 2005. We currently do not have any binding commitments for, or readily available sources of, additional financing and we will not receive any proceeds from this offering. Additional financing, whether through public or private equity or debt financing, arrangements with stockholders or other sources to fund operations, may not be available, or if available, may be on terms unacceptable to us. Our ability to maintain sufficient liquidity is dependent on our ability to raise additional capital. If we issue additional equity securities to raise funds, the ownership percentage of our existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of our common stock. Debt incurred by us would be senior to equity in the ability of debt holders to make claims on our assets. The terms of any debt issued could impose restrictions on our operations. If adequate funds are not available to satisfy either short or long-term capital requirements, our operations and liquidity could be materially adversely affected and we could become insolvent and be forced to cease operations.

We will pay all of the costs for registering the common shares offered for sale under this prospectus, which we estimate to be $111,600, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders. The payment of our costs will not have a material effect on our liquidity.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet transactions.

NEW ACCOUNTING PRONOUNCEMENTS

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting and reporting of derivative instruments and hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for derivative instruments and hedging activities entered into or modified after June 30, 2003, except for certain forward purchase and sale securities. For these forward purchase and sale securities, SFAS No. 149 is effective for both new and existing securities after June 30, 2003. This statement is not applicable to us.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 will be effective for financial instruments enter into or modified after May 31, 2003 and otherwise will be effective at the beginning of the first interim period beginning after June 15, 2003. This statement is not applicable to us.

In December 2004, the FASB issued a revision to FASB Statement No. 123, Accounting for Stock-Based compensation. This Statement supersedes APB Opinion No. 23, Accounting for Stock Issued to Employees. This Statement establishes standards for the accounting for transactions in which an entity exchanges it equity instructions for goods or services, It also addresses transactions in which an entity incurs liabilities in exchange for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement is effective for public entities that file as small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The Company is in the process of determining the effect on the financial statements.

                             DESCRIPTION OF PROPERTY

Our corporate office is located in approximately 1,100 square feet of leased office space in Los Angeles, California. We sublease this office space at a monthly base rent of $2,568 from Bemel & Ross, an accounting firm of which one of our significant stockholders, Bradley Ross, is a partner. We have agreed under the terms of the sublease to pay 15.03% of any additional rents or charges of any kind due from Bemel & Ross to the master landlord. This sublease will expire on May 31, 2005. As of January 5, 2003, Alan Finkelstein, our Chief Executive Officer, has guaranteed our sublease. We expect that this property will be adequate for our needs for the lease term. We do not have any policies with respect to investments in real estate or interests in real estate, real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Described below are certain transactions or series of transactions since inception between us and our executive officers, directors and the beneficial owners of 5% or more of our common stock, on an as converted basis, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds $60,000 other than compensation arrangements that are otherwise required to be described under "Executive Compensation." In addition, our chief executive officer, Alan Finkelstein, as well as former executives Bradley Ross, Forest Finkelstein and Luc Berthoud, are also considered our promoters. All transactions with the promoters are set forth below.

ROLL-UP OF PREDECESSOR ENTITIES

From April 2, 2004 through April 6, 2004, we issued to various related parties shares of common stock in connection with the roll-up of our predecessor entities as follows:

NAME(1) TOTAL NUMBER OF SHARES OF COMMON STOCK

Alan Finkelstein                                 4,352,650
--------------------------------------------------------------------------------
Forest Finkelstein                                 470,000
--------------------------------------------------------------------------------
Bradley Ross                                     1,124,850
--------------------------------------------------------------------------------
Luc Berthoud                                       750,000
--------------------------------------------------------------------------------
Merco Trustees (BVI) Limited,

as Trustees of the Berthoud Family Trust           750,000
--------------------------------------------------------------------------------


(1) See "Security Ownership of Certain Beneficial Owners and Management" for more detail on shares held by these persons as of April 21, 2005.


On April 2, 2004, we acquired all of the royalty rights to the LensCard from Alan Finkelstein, Bradley Ross and Michael Paradise, who collectively held these royalty rights, in exchange for an aggregate 5,500,000 shares of our common stock. Messrs. Finkelstein, Ross and Paradise, who owned one percent of Mr. Finkelstein's interest in the royalty payments, received 4,332,650 shares, 1,114,850 shares and 52,500 shares, respectively. We then immediately transferred these royalty rights to PSACo, Inc., a Delaware corporation, in exchange for 25,000 shares of PSACo's common stock, or all of its outstanding common stock, causing PSACo to become our wholly owned subsidiary. At the time of these transfers, Mr. Finkelstein was the sole director of PSACo, and Bradley Ross was the president, chief financial officer, treasurer and secretary of PSACo. On April 15, 2004, Mr. Ross resigned from all of his positions with PSACo, and thereafter, Mr. Finkelstein was elected to the positions of president, chief financial officer and secretary of PSACo. As of December 31, 2004, these royalty payments accounted for 100% of our revenue on a consolidated basis in the amount of $51,039.

On April 6, 2004, we acquired all of the membership interests of LensCard US LLC in exchange for an aggregate 1,000,000 shares of our common stock. LensCard US LLC was owned by Luc Berthoud, Forest Finkelstein, Alan Finkelstein and Bradley Ross. Minority interests (including Forest Finkelstein, Alan Finkelstein and Bradley Ross) were issued 250,000 shares that were valued at $489,206.05, based on a price of $1.96 per share. The 750,000 shares issued to Mr. Berthoud were valued at $57,418.95, based on a price of $.08 per share.

On April 6, 2004, as part of our roll-up transaction, LensCard International Limited merged with and into our company. LensCard International Limited was owned by Merco Trustees (BVI) Limited,as Trustees of the Berthoud Family Trust, Forest Finkelstein, Alan Finkelstein and Bradley Ross. Minority interests (including Forest Finkelstein, Alan Finkelstein and Bradley Ross) were issued 250,000 shares that were valued at $5,433.09, based on a price of $.02 per share. The 750,000 shares issued to Merco Trustees (BVI) Limited were valued at $218,425.57, based on a price of $.29 per share.

PRIVATE PLACEMENTS OF SECURITIES

From inception through October 18, 2004, we issued the following securities in private placements to various investors, including the related parties detailed in the table below:

o a unit that consisted of 500,000 shares of common stock at a per share price of $0.10 for an aggregate purchase price of $50,000 and warrants to purchase 2,400,000 shares of common stock at a per share exercise price of $1.00; and

o 2,568,500 shares of series A preferred stock at a price per share of $1.00 for an aggregate purchase price of $2,568,500, which includes the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of series A preferred stock on April 7, 2004.

The series A preferred stock will automatically convert into an equal number of shares of common stock upon the effectiveness of the registration statement that contains this prospectus.

Since inception, the following executive officers, directors and beneficial holders of more than five percent of our voting securities and their immediate family members purchased securities in the amounts set forth below.


-------------------------------------------------------------------------------------------------------------------------
                                                                              Convertible Promissory
  Name(1)                              Common            Common Warrants            Notes ($)                  Series A
-------------------------------------------------------------------------------------------------------------------------
  Charif Souki(2)                          --                       --                  190,000                       --
-------------------------------------------------------------------------------------------------------------------------
  Bradley Ross(3)                          --                       --                       --                   44,000
-------------------------------------------------------------------------------------------------------------------------
  Paul Kessler(4)                     500,000                2,400,000                       --                  525,000
-------------------------------------------------------------------------------------------------------------------------
  Alan Finkelstein(5)                      --                       --                       --                   67,000
-------------------------------------------------------------------------------------------------------------------------
  Luc Berthoud(6)                          --                       --                       --                   67,000
-------------------------------------------------------------------------------------------------------------------------
  David Mun-Gavin(7)                       --                       --                       --                   25,000
-------------------------------------------------------------------------------------------------------------------------
  Karim Souki(8)                           --                       --                       --                  200,000
-------------------------------------------------------------------------------------------------------------------------


(1) See "Security Ownership of Certain Beneficial Owners and Management" for more detail on shares held by these purchasers.

(2) Charif Souki, our director, purchased a convertible promissory note in the principal amount of $140,000 in a private placement that we completed on October 18, 2004. Of the 140,000 shares of series A preferred stock that Mr. Souki received upon conversion of this note, 40,000 shares were transferred to his family members. In addition, Charif Souki's wife, Rita Souki, purchased a convertible promissory note in the principal amount of $50,000 in the same private placement.

(3) Mr. Ross paid $44,000 in respect of the 44,000 shares of series A preferred stock purchased in a private placement that we completed on October 18, 2004 and subsequently transferred 19,000 shares to his family members.

(4) Paul Kessler is the manager of Bristol Capital Advisors, LLC, which is investment manager to Bristol Investment Fund Ltd, the purchaser of 525,000 shares of series A preferred stock for an aggregate payment of $525,000. Consequently, Mr. Kessler has voting and investment control over these 525,000 shares of series A preferred stock. In addition, Bristol Capital, LLC paid $50,000 in respect of a unit that consisted of 500,000 shares of common stock and warrants to purchase 2,400,000 shares of common stock, which were transferred to Bristol Capital, LLC's designees as follows: Diana Derycz-Kessler, the wife of Mr. Kessler (250,000 shares of common stock and warrant to purchase 375,000 shares), Paul Kessler (250,000 shares of common stock and warrant to purchase 375,000 shares), Steve Emerson (warrant to purchase 200,000 shares), Tyler Runnels (warrant to purchase 50,000 shares), Elmsmere Group Ltd. (warrant to purchase 700,000 shares) and Freemount Trading Ltd. (warrant to purchase 700,000 shares). At the time of the purchase of this unit, Mr. Kessler was a member of Bristol Capital, LLC and had voting and investment control over the securities.

(5) Alan Finkelstein, our president, chief executive officer, secretary and chairman of the board, paid $67,000 in respect of 67,000 shares of series A preferred stock in a private placement that we completed on October 18, 2004.

(6) Luc Berthoud paid $67,000 in respect of 67,000 shares of series A preferred stock in a private placement that we completed on October 18, 2004.

(7) David Mun-Gavin paid $25,000 in respect of 25,000 shares of series A preferred stock in a private placement that we completed on October 18, 2004.

(8) Karim Souki is the natural person with voting and investment control over securities held by BSR Investment Ltd., which paid $200,000 in respect of 200,000 shares of series A preferred stock in a private placement that we completed on October 18, 2004.

SHARES EXCHANGED FOR UNSECURED ADVANCES PAYABLE

We received unsecured, non-interest bearing monetary advances from Alan Finkelstein, Luc Berthoud and Bradley Ross for working capital purposes in 2001 and 2002. On June 22, 2004, we issued 275,000 shares of series A preferred stock in a conversion of these unsecured advances payable in the following amounts:

135,000 shares to Bradley Ross; 75,000 shares to Alan Finkelstein; and 65,000 shares to Luc Berthoud. This conversion was made at $1.00 per share. As of December 31, 2004, there were no advances payable to any related party. Advances payable for the years ended December 31, 2003 and December 31, 2004, including the highest dollar amounts owed, were $75,000 and $0 to Alan Finkelstein, $65,000 and $0 to Luc Berthoud, and $135,000 and $0 to Bradley Ross, respectively.

GUARANTEES

On May 24, 2004, Alan Finkelstein, Bradley Ross and Luc Berthoud each provided personal guarantees for our bank loans with City National Bank. See the section entitled "Management's Discussion and Analysis" for a more detailed description of the bank loans. The amount of each personal guarantee was $246,128, respectively.

As of January 5, 2003, Alan Finkelstein guaranteed our sublease for all rents and other sums payable under the sublease, including monthly base rent at $2,568 and 15.03% of any additional rents or other charges due from sublessor to master landlord.

On November 30, 2004, Alan Finkelstein provided a personal guarantee for our capital lease with CNC Associates, Inc. for production equipment. The amount of the personal guarantee was $27,686.

SUBLEASE AND RELATIONSHIP WITH BEMEL & ROSS

The sublessor of our office space is Bemel & Ross, of which one of our significant stockholders, Bradley Ross, is a partner. We previously were a client of Bemel & Ross and paid them a monthly fee of $2,000 for bookkeeping services. We paid Bemel & Ross $8,000 in 2003 and $38,000 as of December 31, 2004 for services rendered.

CONSULTING SERVICES


We paid Forest Finkelstein $26,666 in 2003 and $7,500 in 2004 for services rendered to us. Forest Finkelstein is the son of Alan Finkelstein. Forest has provided and continues to provide client relations services, market research and website development services for us. Through June 30, 2004, Forest's compensation was $8,333 per month. Commencing in July 2004, we agreed to pay Forest $2,500 per month. As of December 31, 2004, we owed Forest $128,833 for deferred compensation. The deferred amount payable to Forest is non-interest bearing and is payable upon demand. However, Forest has deferred payment until we have sufficient liquidity to pay his deferred compensation. This agreement to defer payment is based on written communications that may not be enforceable. If Forest Finkelstein requires us to make these payments for compensation, we may not have the funds to do so and we may become insolvent. See "Executive Compensation" for more detail on services provided by Alan Finkelstein.


ACCOUNTS PAYABLE


We have received services that are non-interest bearing with no maturity dates from related parties. Accounts payable, related parties for the years ended December 31, 2004 and December 31, 2003 consisted of $128,333 and $73,333 owed to Forest Finkelstein, $0 and $75,000 owed to Alan Finkelstein, and $2,317 and $25,000 owed to Bemel & Ross, a certified public accounting firm that Bradley Ross is a partner in. The highest balances of accounts payable, related parties during the years ended December 31, 2004 and December 31, 2003 was $130,833 owed to Forest Finkelstein, $150,000 owed to Alan Finkelstein and $32,000 owed to Bemel & Ross. The $150,000 owed to Alan Finkelstein and the $32,000 owed to Bemel & Ross were paid in June of 2004. Additionally, $2,500 of the $130,833 balance owed to Forest Finikelstein was paid in October 2004. The balance payable to Forest is non-interest bearing and is payable upon demand. However, Forest has deferred payment until we have sufficient liquidity to pay his deferred compensation. Furthermore, Forest has deferred his $2,500 monthly consulting payments due to him for March and April 2005 and thereafter until we have sufficient liquidity to pay the monthly consulting fees. Additionally, Alan Finkelstein and Bemel & Ross have agreed to defer payments owing to them from services during March and April 2005 until we have sufficient liquidity to pay the invoices. As of April 4, 2005, we owed $5,600 to Bemel & Ross and $4,200 to Alan Finkelstein. These agreements to defer payments are based on written communications that may not be enforceable. If Bemel & Ross, Alan Finkelstein or Forest Finkelstein require us to make these payments, we may not have the funds to do so and we may become insolvent.


LEGAL SERVICES


Since our inception, the law firm of Blakely Sokoloff Taylor & Zafman, LLP
(BSTZ) acted as our outside legal counsel on intellectual property matters. George Hoover, a director of InCard, serves as a partner of BSTZ. Aggregate fees billed to us by BSTZ for legal services rendered during fiscal years 2004 and 2003 were $164,342 and $110,563, respectively. As of December 31, 2004 we owed BSTZ $237,689 for services rendered to us. This amount is included in our Accounts Payable related parties on December 31, 2004. The balance payable to BSTZ is non-interest bearing and is payable on demand. We have continued to make monthly payments between $7,000 to $10,000 to BSTZ. BSTZ has agreed to defer payments, as long as we continue to make the $7,000 to $10,000 monthly payments, until the company has sufficient liquidity to pay the balance. This agreement to defer payments may not be enforceable. If BSTZ requires us to pay the balance, we may not have the funds to do so and we may become insolvent.


LOANS FROM PRINCIPAL STOCKHOLDERS


In March 2005, we obtained loans in the form of secured demand promissory notes from two principal stockholders totaling $500,000. One of the lenders was Union Finance International, Corp, a company that Karim Souki is a director of. Karim Souki, is the brother of Charif Souki, a member of our board of directors. Union Finance International Corp. loaned us $333,000 on March 31, 2005 while Bristol Investment Fund, Ltd. loaned us $167,000 on March 30, 2005 for the combined total of $500,000. Each note bears interest at an 8% annual rate. The secured demand promissory notes create security interests in our assets, excluding assets subject to liens, leases, encumbrances, defenses or other claims. The secured demand promissory notes are payable without notice by the demand of Union Finance International Corp. or Bristol Investment Fund, Ltd. We have been given no verbal or written assurances from Union Finance International Corp. or Bristol Investment Fund, Ltd. that they will not demand payment on the secured demand promissory notes. If Union Finance International Corp. or Bristol Investment Fund, Ltd. cause us to repay the loans, we may not have the funds to do so and we may become insolvent.


OPTIONS GRANTS TO DIRECTORS AND EXECUTIVE OFFICERS

We have granted options to purchase common stock to our directors and officers. Please see "Management--Director Compensation" and "Executive
Compensation"--"Option Grants to Executive Officers in 2004."

EMPLOYMENT AGREEMENTS

See "Executive Compensation--Employment Arrangements."

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

At this time, our common shares are not traded on any public markets. We currently have 10,893,500 shares of common stock issued and outstanding on an as converted basis. These shares include 8,050,000 shares of common stock and 2,843,500 shares of series A preferred stock. We have approximately 19 stockholders of record of our common stock and 48 stockholders of record of our preferred stock.

We also have outstanding warrants that were issued in conjunction with a private placement of our common stock pursuant to a Securities Purchase Agreement dated December 23, 2003. These warrants, if exercised, would permit stockholders to purchase an additional 2,400,000 shares of our common stock.

After this offering, upon the automatic conversion of all outstanding shares of series A preferred stock and assuming conversion of all the warrants, we will have 13,293,500 shares of common stock outstanding, which does not include 1,275,000 shares of common stock to be issued upon exercise of options outstanding and 940,000 shares of common stock reserved for issuance under our 2004 Stock Incentive Plan. Of these shares, 3,178,331 shares will be freely tradable without restriction or further registration under the federal securities laws, subject in some cases to volume and other limitations.

In accordance with our 2004 stock incentive plan we have granted options to directors, officers, employees and consultants to purchase a total of 1,275,000 shares of our common stock. The options will expire 10 years from the date of grant. The price for each share of common stock purchased pursuant to the options is $1.00.

DIVIDENDS

We have never paid any dividends on the common stock or the preferred stock. We anticipate that any future earnings will be retained for the development of our business and do not anticipate paying any dividends on the common stock or the preferred stock in the foreseeable future.

RESTRICTED OFFERINGS

On December 23, 2003, we entered into a Securities Purchase Agreement with Bristol Capital, LLC under which we were to sell a unit that consisted of 500,000 shares of our common stock and warrants to purchase 2,400,000 shares of our common stock in exchange for $50,000. The closing was contingent upon Bristol Capital, LLC introducing potential investors to us and these potential investors or investment funds affiliated with Bristol Capital purchasing a minimum of $1,500,000 worth of our series A preferred stock at a price per share of $1.00 before February 1, 2004. As of May 5, 2004, the parties waived this closing contingency under the Securities Purchase Agreement. On May 5, 2004, we received $50,000 from Bristol Capital, LLC and issued 500,000 shares of our common stock and warrants to purchase 2,400,000 shares of our common stock to Bristol Capital, LLC's designees pursuant to the Securities Purchase Agreement as follows:

o 250,000 shares of common stock to Diana Derycz-Kessler;

o 250,000 shares of common stock to Paul Kessler; and

o warrants to purchase an aggregate 2,400,000 shares of our common stock to Diana Derycz-Kessler (375,000 shares), Paul Kessler (375,000 shares), Steve Emerson (200,000 shares), Tyler Runnels (50,000 shares), Elmsmere Group Ltd.(700,000 shares) and Freemount Trading Ltd.(700,000 shares).

Of the 2,400,000 common shares underlying the warrants, 100,000 shares will expire 60 days after the effective date of the registration that contains this prospectus and thereafter, 100,000 shares will expire each month thereafter for the next nine months, if not exercised. In any event, the remaining warrants to purchase 1,400,000 will expire on September 5, 2006. The warrants have an exercise price of $1.00 per share.

From April 7, 2004 to October 18, 2004, we issued 2,568,500 shares of series A preferred stock at a price per share of $1.00 to a number of investors pursuant to a private placement, including the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of series A preferred stock that were issued on April 7, 2004, and raised gross proceeds of $2,568,500. The financing was arranged in part by Bristol Capital, LLC. Approximately forty-eight investors participated in this offering.

Each and all of the investors were accredited, as defined in the Securities Act of 1933, as amended (the "Securities Act"), and these transactions were conducted pursuant to Section 4(2) and Regulation D of the Securities Act. Neither we nor Bristol Capital, LLC conducted a public solicitation in connection with the offer, purchase or sale of these securities, no advertisement was conducted with respect to this issuance in any public medium or forum, Bristol offered the shares on our behalf only to investors who (1) qualified as "accredited investors" within the meaning of the Securities Act of 1933, as amended, and (2) had previously expressed an interest in participating in an offering of the type and manner conducted, and none of the shares issued were offered in conjunction with any public offering.

On June 22, 2004, we issued 275,000 shares of series A preferred stock in unsecured advances owed to the following individuals: 135,000 shares to Bradley Ross; 75,000 shares to Alan Finkelstein; and 65,000 shares to Luc Berthoud. This conversion was made at $1.00 per share.

EMPLOYEE BENEFIT PLAN

2004 STOCK INCENTIVE PLAN

Our board of directors and stockholders approved our 2004 stock incentive plan in August 2004. The 2004 stock incentive plan provides for the grant of incentive stock options to our employees, and for the grant of nonstatutory stock options, restricted stock, stock appreciation rights and performance shares to our employees, directors and consultants.

We have reserved a total of 2,215,000 shares of our common stock for issuance pursuant to the 2004 stock incentive plan. Our 2004 stock incentive plan does not provide for automatic annual increases in the number of shares available for issuance under the plan.

Our board of directors, or a committee of our board, administers our 2004 stock incentive plan. The board or its committee, who are referred to as the administrator in this prospectus, has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. The administrator also has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced or outstanding awards may be surrendered in exchange for awards with a lower exercise price.

The administrator determines the exercise price of options granted under our 2004 stock incentive plan, but the exercise price must not be less than 85% of the fair market value of our common stock on the date of grant. In the event the participant owns 10% or more of the voting power of all classes of our stock, the exercise price must not be less than 110% of the fair market value per share of our common stock on the date of grant. With respect to all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock or the outstanding stock of any parent or subsidiary of ours, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options; however, no option will have a term in excess of 10 years from the date of grant.

After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the option agreement. However, an option generally may not be exercised later than the expiration of its term.

Our 2004 stock incentive plan does not allow for the transfer of options and only the recipient of an option may exercise an option during his or her lifetime. However, the recipient of an option may designate one or more beneficiaries of his or her outstanding options, which will automatically transfer to such beneficiaries upon the participant's death. With respect to nonstatutory stock options, a participant may assign his or her options to immediate family members or trusts for estate planning purposes during his or her lifetime.

Stock appreciation rights may be granted under our 2004 stock incentive plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof.

Restricted stock may be granted under our 2004 stock incentive plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator determines the purchase price of the restricted stock, but the purchase price must not be less than 85% of the fair market value of our common stock on the date of issuance. In the event that the participant owns 10% or more of the voting power of all classes of our stock, the purchase price must not be less than 100% of the fair market value per share of our common stock on the date of issuance. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Performance shares, or share rights awards, may be granted under our 2004 stock incentive plan. These shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest, unless the administrator waives these goals. The administrator has authority to establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants.

Our 2004 stock incentive plan provides that in the event of our change in control, outstanding options will automatically accelerate and become exercisable, unless the successor corporation or its parent assumes or substitutes a cash incentive program for each outstanding option, or the administrator placed restrictions on acceleration at the time of the grant. With respect to restricted stock or share rights awards, our repurchase rights will automatically terminate and all the shares will fully vest upon a change of control, unless the repurchase rights are assigned to the successor corporation or its parent or the administrator place restrictions on acceleration of vesting at the time of the issuance.

Our 2004 stock incentive plan will automatically terminate on August 5, 2014, unless it terminates sooner because all shares available under the plan have been issued or all outstanding options terminate in connection with a change of control. In addition, our board of directors has the authority to amend the 2004 stock incentive plan provided this action does not impair the rights of any participant.

We had no compensation plans prior to the adoption of our 2004 stock incentive plan.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

The following table summarizes all compensation for fiscal years 2004, 2003 and 2002 received by our Chief Executive Officer or President for services rendered to us. There were no other officers who earned more than $100,000 in fiscal year 2004. Alan Finkelstein is referred to as our named executive officer.

                           SUMMARY COMPENSATION TABLE


                                      ANNUAL COMPENSATION             LONG TERM COMPENSATION AWARDS
                           ----------------------------------------   -----------------------------
                                                          OTHER
                                                          ANNUAL               SECURITIES
   NAME AND PRINCIPAL                                  COMPENSATION             UNDERLYING
       POSITION            YEAR  SALARY($)   BONUS($)      ($)              OPTIONS # OF SHARES
-----------------------    ----  ---------   --------  ------------         -------------------
Alan Finkelstein,          2004  $ 150,000         --            --                     250,000(2)
Chief Executive            2003  $ 175,000         --            --                          --
Officer and President(1)   2002  $ 162,500         --            --                          --
-------------------------------------------------------------------         -------------------


(1) Our predecessor entity, LensCard US, LLC paid Alan Finkelstein as a consultant for his services to LensCard US, LLC as follows: $162,500 in 2002, $100,000 in 2003 and $0 in 2004. Following our reorganization in April 2004, we have paid Alan Finkelstein $ 75,000 for services rendered to us in 2003 and $150,000 for services rendered to us in 2004.

(2) The options listed in the table represent options to purchase our common stock. See "Execution Compensation -- Option Grants to Executive Officers in 2004", for additional information regarding these options.

We do not have a long term incentive plan or arrangement of compensation with any individual in the group of officers and directors.

OPTION GRANTS TO EXECUTIVE OFFICERS IN 2004

On October 12, 2004, we granted Alan Finkelstein, our president and chief executive officer, and Bennet Lientz, Jr., our chief financial officer, options to purchase 250,000 and 150,000 shares of our common stock, respectively, at $1.00 per share. On October 12, 2004, in connection with the offer of employment with Murdoch Henretty, our Chief Technology Officer, we granted Mr. Henretty options to purchase 150,000 shares of our common stock at $1.00 per share. All of the options granted to Messrs. Finkelstein and Henretty vest as to 20% of the shares on each anniversary of November 22, 2003. The options granted to Mr. Lientz vest as to 20% of the shares on each anniversary of his initial appointment date as our chief financial officer.

The following table sets forth certain information concerning grant of stock options to our named executive officer, Mr. Finkelstein, during fiscal 2004.

                              OPTION GRANTS IN 2004


                                                               Percent of Total
                             Number of Securities              Options Granted to          Exercise      Expiration
Name                         underlying Option (# of Shares)   Employees in Fiscal Year    Price         Date
----------------------------------------------------------------------------------------------------------------------
Alan Finkelstein                         250,000                        19.6%              $1.00         10/12/2014
----------------------------------------------------------------------------------------------------------------------



The percentage of total options granted was based on an aggregate of options to purchase 1,275,000 shares of common stock granted to our employees and executive officers in fiscal year 2004.

                       AGGREGATED OPTION EXERCISES IN 2004
                       AND DECEMBER 31, 2004 OPTION VALUES

No options were exercised by our named executive officer in 2004. The following table sets forth certain information concerning vested and unvested options held by the named executive officer and the value of options held by this individual at December 31, 2004.


                                       Number of Securities     Value of Unexercised
                                       Underlying Unexercised       in-the-Money
                                              Options                  Options
               Number of      Value    at December 31, 2004     at December 31, 2004(1)
            Shares Acquired  Received  --------------------     -----------------------
Name          on Exercise      ($)      Vested    Unvested        Vested     Unvested
---------------------------------------------------------------------------------------
Alan
 Finkelstein       --          --        50,000    200,000       $    --     $       --



(1) The value of unexercised in-the-money options is based on a price per share of $1.00 until our shares are quoted on the OTC Bulletin Board minus the actual exercise price.

EMPLOYMENT ARRANGEMENTS


On July 24, 2004, we entered into an employment agreement with Murdoch Henretty that provides for an annual salary of $60,000 and benefits, including company paid parking and contributory health insurance. This is an at-will employment arrangement. In January 1998, our predecesor entity, LensCard US, LLC, entered into an employment agreement with Alan Finkelstein that provided for a starting monthly salary of $8,334. Mr. Finkelstein's current monthly salary is $16,667, of which $4,167 is deferred and payable subject to the discretion of board of directors. This agreement to defer Mr. Finkelstein's salary is based on written communications that may not be enforceable. If Mr. Finkelstein requires us to make these payments, we may not have the funds to do so and we may become insolvent.


         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last two fiscal years or the interim period from January 1, 2004 through the date of this prospectus.

                       INNOVATIVE CARD TECHNOLOGIES, INC.

                                    CONTENTS

                     DECEMBER 31, 2004 AND DECEMBER 31, 2003

                                                                            Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM......................F-2

CONSOLIDATED FINANCIAL STATEMENTS

   Consolidated Balance Sheets...............................................F-3

   Consolidated Statements of Operations.....................................F-4

   Consolidated Statements of Shareholders' Deficit..........................F-5

   Consolidated Statements of Cash Flows...............................F-6 - F-7

   Notes to Consolidated Financial Statements.........................F-8 - F-19

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Innovative Card Technologies, Inc.
Los Angeles, California

We have audited the accompanying consolidated balance sheets of Innovative Card Technologies, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Innovative Card Technologies, Inc. and subsidiaries as of December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, during the years ended December 31, 2004 and 2003, the Company has suffered recurring losses from operations, and its total liabilities exceeds its total assets. These factors, among others, as discussed in Note 2 to the consolidated financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
February 14, 2005

                       INNOVATIVE CARD TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                     DECEMBER 31, 2004 AND DECEMBER 31, 2003


ASSETS                                                        2004             2003
                                                          -----------      -----------
CURRENT ASSETS
   Cash and cash equivalents                              $   541,784      $    37,691
   Prepaids and other current assets                           41,431            4,997
   Accounts receivable                                          3,315           13,645
   Due from related parties                                        --            8,093
                                                          -----------      -----------
     Total current assets                                     586,530           64,426
PROPERTY AND EQUIPMENT, NET                                    42,443           11,312
                                                          -----------      -----------

Total assets                                              $   628,973      $    75,738
                                                          ===========      ===========

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES
     Accounts payable and accrued expenses                    157,254          161,851
     Notes payable                                            648,270        1,098,520
     Advances payable - related parties                            --          275,000
     Accounts payable - related parties                       373,980          363,582
     Interest Payable                                              --           16,500
     Short term portion of capital lease                        8,627               --
     Deferred revenue                                          40,485           70,000
                                                          -----------      -----------

     Total current liabilities                              1,228,616        1,985,453
                                                          -----------      -----------
LONG TERM LIABILITIES

     Long term portion of capital lease                        17,686               --
                                                          -----------      -----------
Total liabilities                                           1,246,302        1,985,453
                                                          -----------      -----------

SHAREHOLDERS' DEFICIT

   Preferred stock $0.001 par value, 5,000,000 shares
        Authorized, 2,843,500 and 0

        shares issued and outstanding                           2,844               --
   Common stock $0.001 par value, 50,000,000 shares
        Authorized, 8,050,000 and 2,000,000

        shares issued and outstanding                           8,050            2,000
   Additional paid-in capital                               3,673,715          768,484
   Accumulated deficit                                     (4,301,939)      (2,680,199)
                                                          -----------      -----------

     Total shareholders' deficit                             (617,330)      (1,909,715)
                                                          -----------      -----------

     Total liabilities and shareholders' deficit          $   628,973      $    75,738
                                                          ===========      ===========



The accompanying notes are an integral part of these financial statements.

                       INNOVATIVE CARD TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                    2004                2003
                                                 -----------        -----------
Revenues, net                                    $    51,039        $    58,136
                                                 -----------        -----------
Operating expenses

   Administrative                                    667,854            404,564
   Consulting Fees                                   125,224            276,052
   Professional Fees                                 338,830            209,077
   Research and development                          513,954            102,328
                                                 -----------        -----------

Total operating expenses                           1,645,862            992,021
                                                 -----------        -----------

Loss from operations                              (1,594,823)          (933,885)
                                                 -----------        -----------

Other income (expense)

   Interest income                                         1                  3
   Interest expense                                  (26,918)           (43,273)
                                                 -----------        -----------

Total other income (expense)                         (26,917)           (43,270)
                                                 -----------        -----------

Net loss                                         $(1,621,740)       $  (977,155)
                                                 -----------        -----------

Basic and diluted loss per share                 $     (0.25)       $     (0.49)
                                                 ===========        ===========
Weighed-average

 common shares outstanding                         6,445,738          2,000,000
                                                 ===========        ===========



The accompanying notes are an integral part of these financial statements.

                       INNOVATIVE CARD TECHNOLOGIES, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


                                      Series A Preferred
                                            Stock                    Common Stock         Additional
                                   ------------------------   -------------------------     Paid-in      Accumulated
                                      Shares       Amount        Shares       Amount        Capital        Deficit        Total
                                   -----------  -----------   -----------   -----------   -----------    -----------    -----------
Balance, December 31, 2001                  --  $        --     2,000,000   $     2,000   $    83,000    $  (999,695)   $  (914,695)
Cash contribution                           --           --            --            --        21,000             --         21,000
Contribution of notes payable-
   related parties to capital               --           --            --            --       664,484             --        664,484
Net Loss                                    --           --            --            --            --       (703,349)      (703,349)
                                   -----------  -----------   -----------   -----------   -----------    -----------    -----------
Balance, December 31, 2002                  --           --     2,000,000         2,000       768,484     (1,703,044)      (932,560)
Net Loss                                    --           --            --            --            --       (977,155)      (977,155)
                                   -----------  -----------   -----------   -----------   -----------    -----------    -----------

Balance, December 31, 2003                  --           --     2,000,000         2,000       768,484     (2,680,199)    (1,909,715)
Sale of Preferred Stock              2,568,500        2,569            --            --     2,565,931             --      2,568,500
Conversion of advances payable-
   Related parties into Series A

   Preferred Stock                     275,000          275            --            --       295,350             --        295,625
Issuance of Common Stock to
   related Parties for assets               --           --     5,500,000         5,500        (5,500)            --             --
Sale of Common Stock with

   detachable warrants                      --           --       500,000           500        49,500             --         50,000
Issuance of common stock for
   offering costs                           --           --        50,000            50        49,950             --         50,000
Offering costs                              --           --            --            --       (50,000)            --        (50,000)
Net loss                                    --           --            --            --            --     (1,621,740)    (1,621,740)
                                   -----------  -----------   -----------   -----------   -----------    -----------    -----------
Balance,
  December 31, 2004                  2,843,500  $     2,844     8,050,000   $     8,050   $ 3,637,715    $(4,301,939)   $  (617,330)
                                   ===========  ===========   ===========   ===========   ===========    ===========    ===========



The accompanying notes are an integral part of these financial statements.

                       INNOVATIVE CARD TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                              2004           2003
                                                          -----------    -----------
Cash flows from operating activities
   Net loss                                               $(1,621,740)   $  (977,155)
   Adjustments to reconcile net loss to net cash
     used in operating activities
        Depreciation and amortization                           7,255          7,804
        (Increase) decrease in
             Accounts receivable                               10,330        (13,645)
             Prepaid expenses and other current assets        (36,434)          (375)

        Increase (decrease) in
             Accounts payable and accrued expenses             (4,595)        68,865
             Accounts payable - related parties                10,398        220,490
             Deferred revenue                                 (29,515)            --
                                                          -----------    -----------
Net cash used in operating activities                      (1,664,301)      (694,016)
                                                          -----------    -----------
Cash flows from investing activities
        Loan receivable- employee                               8,093             --
        Purchase of property and equipment                     (5,788)          (998)
                                                          -----------    -----------
Net cash provided by (used in) investing activities             2,305           (998)
                                                          -----------    -----------
Cash flows from financing activities
        Book overdraft                                             --        (48,738)
        Proceeds from notes payable                           246,128        750,000
        Repayment of notes payable                           (696,379)        (1,480)
        Proceeds from series A preferred stock offering     2,568,500             --
        Proceeds from common stock offering                    50,000             --
        Interest payable- related parties                       4,125         16,500
        Payments on Capital Lease                              (6,285)            --
                                                          -----------    -----------
Net cash provided by financing activities                   2,166,089        716,282
                                                          -----------    -----------
Net increase in cash and cash
    equivalents                                               504,093         21,268
Cash and cash equivalents, beginning of year                   37,691         16,423
                                                          -----------    -----------
Cash and cash equivalents, end of year                    $   541,784    $    37,691
                                                          ===========    ===========


The accompanying notes are an integral part of these financial statements

                       INNOVATIVE CARD TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

Supplemental disclosures of cash flow

information

Interest paid     22,616       $    26,773
                  ======       ===========



Supplemental schedule of non-cash investing and financing activities

During the year ended December 31, 2004,

o $275,000 of advances payable - related parties was converted into 275,000 shares of series A preferred stock.

o 50,000 shares of common stock valued at $50,000 were issued as offering costs

o During the year ended December31, 2004, the Company acquired property and equipment through capitalized lease obligations of $32,598.

The accompanying notes are an integral part of these financial statements.

NOTE 1 - ORGANIZATION AND LINE OF BUSINESS

                                     GENERAL

The accompanying consolidated financial statements of Innovative Card Technologies, Inc. ("ICTI") include the amounts of LensCard US, LLC ("LensCard US"), formerly Universal Magnifier, LLC, organized under the laws of the State of Delaware on January 7, 1999 and LensCard International Limited ("LensCard International"), formerly Universal Magnifier International Limited ("UMIL"), incorporated as an International Business Company under the laws of the British Virgin Islands on August 21, 1995. On January 7, 1999, LensCard US merged with Universal Magnifier LLC ("UMUS"), a California limited liability company founded in January, 1998, for the purpose of changing the place of organization of UMUS.

LensCard Corporation ("LCC") was incorporated in the State of Delaware on November 22, 2002 and had no financial activity from that date until January 1, 2004. PSACo., Inc. ("PSAC") was incorporated in the State of Delaware on August 27, 2003.

On April 2, 2004 through October 18, 2004, a series of integrated, mutually dependent transactions were completed pursuant to previously-executed agreements. These transactions are as follows:

o On April 2, 2004, the following occurred:

certain members of LensCard US and another party who collectively hold certain royalty rights ("Royalty Rights") collectively transferred their interests in the Royalty Rights to LCC in exchange for an aggregate of 5,500,000 shares of LCC common stock.

the Royalty Rights were transferred from LCC to PSAC in exchange for 100% of the PSAC issued and outstanding common stock causing PSAC to become a wholly owned subsidiary of LCC.

o On April 6, 2004,the following occurred:

LensCard International was acquired by LCC in exchange for an aggregate of 1,000,000 shares of LCC common stock and merged with and into LCC.

LensCard US exchanged 100% of its membership interests with LCC for an aggregate of 1,000,000 shares of LCC common stock.

o On December 23, 2003, LCC entered into a Securities Purchase Agreement with a private investor under which it was to receive $50,000 in exchange for issuing 500,000 shares of LCC common stock and warrants to purchase 2,400,000 shares of LCC common stock. The closing of the Securities Purchase Agreement was contingent upon the private investor introducing the Company to potential investors and the potential investors purchasing a minimum of $1,500,000 of the Company's series A preferred stock financing. As of May 5, 2004, the parties waived this contingency under the Securities Purchase Agreement. On May 5, 2004, LLC received $50,000 from the private investor and issued 500,000 shares of common stock and warrants to purchase 2,400,000 shares of common stock. If LCC causes a Registration Statement to be effective, an aggregate 100,000 of the warrants will expire sixty days after the effective date of the Registration Statement, an aggregate 100,000 of the warrants will expire each month thereafter for nine months, and the remaining 1,400,000 of the warrants will expire on September 5, 2006.

o On April 7, 2004, we issued convertible promissory notes in the principal amount of $340,000 to five accredited investors. These notes did not bear interest and were automatically converted into an aggregate 340,000 shares of series A preferred stock on May 5, 2004.

o From April 7, 2004 through October 18, 2004, investors purchased 2,568,500 shares of LCC convertible series A preferred stock ("Preferred Stock") for $2,568,500, which includes the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of series A preferred stock on April 7, 2004. Not included in the $2,568,500 is the conversion of advances payable in the amount of $275,000 into 275,000 shares of series A preferred stock to certain shareholders. Each share of Preferred Stock has a 0.001 par value, a non-cumulative dividend of $0.06 per share when and if declared by the board of directors, liquidation preference over the common stock, and conversion rights into one share of common stock at $1 per share. Each share of Preferred Stock shall be automatically converted into shares of Common Stock upon either (i) the affirmative vote or written consent of not less than two- thirds of the shares of Preferred Stock outstanding; or (ii) the registration of the LCC's Common Stock under the Securities Act pursuant to the Registration Rights.

o On June 25, 2004, LCC changed its name to Innovative Card Technologies, Inc.

Prior to April 1, 2004, the financial statements of LensCard US and LensCard International were presented on a combined basis since the companies were under common control. As a result of the transactions between LCC, LensCard US and LensCard International on April 2, 2004 and April 6, 2004, respectively, the financial statements have been restated to present the companies on a consolidated basis as of the earliest date presented.

COMPANY OVERVIEW

The Company (as defined in Note 3) researches, develops and markets technology-based card enhancements primarily for the credit card market that are designed to enable issuers to improve card functionality, reduce attrition and increase acquisition rates of customers. It commenced sales of its first product, the LensCard, or a card embedded with a small magnifying lens, in 1998. Since 2002, its core focus has been and continues to be on research and development and marketing of its power inlay technology that is designed to bring power-based applications, including light, sound and display screens, to cards. Power inlay technology consists of a battery, circuit, and switch that can power applications on credit cards and other information-bearing plastic cards. It has devoted a significant majority of our efforts to complete the development of its power inlay technology, initiate marketing and raising the financing required to do so and fund its expenses. It has generated limited revenues that derive from licensing agreements of its LensCard product, most of which have terminated.

NOTE 2 - GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles which contemplate continuation of the Company (as defined in Note 3) as a going concern. During the years ended December 31, 2004 and December 31, 2003, the Company incurred net losses of $1,621,740 and $977,155, respectively, and had negative cash flows from operations of $1,664,303 and $694,016, respectively. In addition, the Company had accumulated deficits of $4,301,939 and $2,680,199 at December 31, 2004 and December 31, 2003, respectively. These factors raise substantial doubt about the Company's ability to continue as a going concern.

Recovery of the Company's assets is dependent upon future events, the outcome of which is indeterminable. Successful transition of the Company to the attainment of profitable operations is dependent upon the Company achieving a level of sales adequate to support the Company's cost structure. In addition, the Company plans to continue to attempt to raise additional capital. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                           PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Innovative Card Technologies and its wholly-owned subsidiary, PSA Co., (the "Company"). All significant inter-company accounts and transactions are eliminated in consolidation.

                               REVENUE RECOGNITION

The Company's revenue is derived from various royalty agreements and is recognized when sales are reported by the licensee. Deferred revenue consists of payments received in advance of revenue being reported by the licensee to the Company.

                              COMPREHENSIVE INCOME

The Company utilizes Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments, minimum pension liability adjustments, and unrealized gains and losses on available-for-sale securities. Comprehensive income is not presented in the Company's financial statements since the Company did not have any changes in equity from non-owner sources.

                            CASH AND CASH EQUIVALENTS

For the purpose of the statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

                             PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. The Company provides for depreciation and amortization using the double-declining method over estimated useful lives of five to seven years. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains or losses on the sale of property and equipment are reflected in the statements of operations.

                       FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments include cash and cash equivalents, prepaid expenses and other current assets, due from related parties, accounts payable and accrued expenses, advances payable, and deferred revenue. The book value of all other financial instruments are representative of their fair values.

                            RESEARCH AND DEVELOPMENT

Research and development costs are charged to operations as incurred.

                                 LOSS PER SHARE

The Company utilizes SFAS No. 128, "Earnings per Share." Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

Since their effect would have been anti-dilutive, common stock equivalents of 2,400,000 warrants and 2,843,500 shares of Series A Preferred Stock were excluded from the calculation of diluted loss per share for the year ended December 31, 2004. The Company did not have any common stock equivalents outstanding at the year ended December 31, 2003.

                                  INCOME TAXES

The Company utilizes Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

The results of operations presented for the years ended December 31, 2004 and 2003 are those of LensCard US and LensCard International prior to the transactions with LCC on April 1, 2004. LensCard US is a limited liability company. Accordingly, all federal and state tax responsibilities of this entity are those of the members' individually. LensCard International is a foreign corporation whose income is derived from outside of the United States of America. Pursuant to the Internal Revenue Code Section 871, LensCard International is not subject to taxation in the United States of America. Therefore, a tax provision for LCC for these dates is not presented.

The effective tax rate differs from the statutory tax rate primarily as a result of the pre-merger LLC activity as discussed above and the change in the valuation allowance account.

The Company has no material temporary differences that would result in deferred taxes. The Company does, however, have loss carryforwards which may result in deferred tax assets in the future. At December 31, 2004, the Company has approximately $1,368,000 and $1,366,000 in federal and state loss carryforwards available to offset taxes through December 31, 2024 and 2010, respectively.

The Company's deferred tax asset at December 31, 2004 of $592,000 consists of loss carryforwards, state taxes, and deferred revenue and has been offset entirely by a valuation allowance. The valuation allowance account has been increased by $593,000 during the year ended December 31, 2004.

                              STOCK INCENTIVE PLAN

The Company accounts for its stock incentive plan under SFAS No. 123, "Accounting for Stock-Based Compensation," using the fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.

                                    ESTIMATES

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                          CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. The Company places its cash and cash equivalents with high credit, quality financial institutions. At times, such cash and cash equivalents may be in excess of the Federal Deposit Insurance Corporation insurance limit of $100,000. At times, cash balances are in excess of the insured limit.

                                RECLASSIFICATION

Certain amounts included in the prior year financial statements have been reclassified to conform with the current year presentation. Such reclassification did not have any effect on the reported net loss.

                    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting and reporting for derivative instruments and hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for derivative instruments and hedging activities entered into or modified after June 30, 2003, except for certain forward purchase and sale securities. For these forward purchase and sale securities, SFAS No. 149 is effective for both new and existing securities after June 30, 2003. This statement is not applicable to the Company.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 will be effective for financial instruments entered into or modified after May 31, 2003 and otherwise will be effective at the beginning of the first interim period beginning after June 15, 2003. This statement is not applicable to the Company.

In December 2004, the FASB issued a revision to FASB Statement No. 123, Accounting for Stock-Based compensation. This Statement supersedes APB Opinion No. 23, Accounting for Stock Issued to Employees. This Statement establishes standards for the accounting for transactions in which an entity exchanges it equity instructions for goods or services, It also addresses transactions in which an entity incurs liabilities in exchange for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement is effective for public entities that file as small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The Company is in the process of determining the effect on the financial statements.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2004 and December 31, 2003 consisted of the following:

                                                   December 31,  December 31,
                                                       2004          2003
                                                     -------       -------
Computer equipment                                   $ 9,808       $ 9,808
Office equipment                                       8,168         8,168
Furniture and fixtures                                18,270        16,518
Production equipment, capital lease                   32,598            --
Leasehold improvements                                 5,610         1,574
                                                     -------       -------
Property and Equipment,
before depreciation and amortization allowance        74,454        36,068

Less accumulated depreciation and amortization        32,011        24,756
                                                     -------       -------
   TOTAL                                             $42,443       $11,312
                                                     =======       =======

During the year ended December 31, 2004, the Company made commitments to purchase $222,966 worth of production equipment that was not received by the company by December 31, 2004 and therefore is not included in the Property and Equipment balance above. Please see Note 6 for additional details.

Depreciation and amortization expense was $7,255 and $7,804 for the years ended December 31, 2004 and 2003, respectively.

NOTE 5 - NOTES PAYABLE

On October 30, 2002, the Company entered into a note payable with a financial institution in exchange, for an aggregate borrowing limit of $450,000. Of the $450,000, $350,000 was received during the 12 months ended December 31,2002 while $100,000 was received during the 12 months ended December 31,2003. The loan was repaid on May 24, 2004. The balance of the note payable bears interest at a rate of 4% per annum through the date of renewal, and 1.8% per annum thereafter. As of December 31, 2004 and December 31, 2003, the outstanding balance on the note payable was $0 and $448,520. The Company has no further borrowing capacity under this agreement.

On April 22, 2003, the Company entered into a second note payable with the same financial institution in exchange for gross proceeds of $150,000. The second note has been renewed through April 30, 2005. The balance of the note payable bears interest at 2.1% per annum through the date of renewal, and 1.8% per annum thereafter. As of December 31, 2004 and December 31, 2003, the outstanding balance on the note payable was $150,000 and $150,000.

On July 16, 2003, the Company entered into a third note payable with the same financial institution in exchange for gross proceeds of $150,000. The third note has been renewed through April 30, 2005. The balance of the note payable bears interest at 1.8% per annum through the date of renewal, and 1.9% per annum thereafter. As of December 31, 2004 and December 31, 2003, the outstanding balance on the note payable was $150,000 and $150,000.

On September 24, 2003, the Company entered into a fourth note payable with the same financial institution in exchange for gross proceeds of $150,000. The fourth note has been renewed through March 31, 2005. The balance of the note payable bears interest at 1.8% per annum through the date of renewal, and 1.8% per annum thereafter. As of December 31, 2004 and December 31, 2003, the outstanding balance on the note payable was $150,000 and $150,000.

On December 30 2003, the Company entered into a fifth note payable with the same financial institution in exchange for gross proceeds of $200,000. The fifth note matured on March 15, 2004 and was paid in full on May 24, 2004. The balance of the note payable beared interest at a rate of 4.0% per annum. As of December 31, 2004 and December 31, 2003, the outstanding balance on the note payable was $0 and $200,000. The Company has no further borrowing capacity under this agreement.

On May 24, 2004, the Company entered into a sixth note payable with the same financial institution in exchange for gross proceeds of $246,128. The sixth note matures on May 31, 2005. The balance of the note payable initially bears interest at 4.00% through the date of renewal. The interest rate is subject to change from time to time based on changes in an index which is based on the financial institution's prime rate. At December 31, 2004 and December 31, 2003, the outstanding balance on the note payable was $198,270 and $0.

The first, fifth and sixth notes payable were guaranteed by three shareholders of the Company. The second, third, and fourth notes payable are collateralized by personal certificates of deposit belonging to an officer and a shareholder of the Company. All outstanding principal, plus all accrued, unpaid interest are due on the respective maturity dates. The Company is required to make regular monthly payments of all accrued, unpaid interest due as of each payment date for the second, third and fourth notes payable. For the sixth note payable, the company is required to make eleven monthly payments of $6,837, subject to any change in the index rate. As of December 31, 2004, there are five monthly payments remaining for the sixth note payable.

NOTE 6 - COMMITMENTS

                        PRODUCTION EQUIPMENT COMMITTMENTS

The Company entered into commitments during the year ended December 31, 2004 for production equipment. The amount that the company is required to pay for the equipment is as follows:



Year Ending
December 31,
   2005               $222,966
                      --------
   TOTAL              $222,966
                      ========



Of the $222,966 the Company has committed to as of December 31, 2004, $169,731, is an obligation due to a European manufacturer. The amount due, $162,267, at December 31, 2004 is converted from 124,400 EURO. Of the 124,400 EURO due, 70% is payable by January 31, 2005 with 15% payable by February 28, 2005 with the remaining 15% balance due on March 31, 2005. On January 24, 2005, the Company paid $113, 587 USD, 70% of the balance due, to the European manufacturer.

The remaining balance of the $222,966 the Company has committed to as of December 31, 2004, $53,235, is payable to a domestic manufacturer for specifically designed equipment. The progress payments are due to the domestic manufacturer upon reaching specific milestones. To date, the Company has made $36,755 in progress payments, which are classified as a prepaid expense at December 31, 2004. The Company believes that the specifically designed equipment will be completed in March 2005 at which time the remaining $53,235 will become due.

                                 EQUIPMENT LEASE

On November 30, 2004, the Company entered into a capital lease with CNC Associates, Inc. for the purchase of production equipment. The lease requires minimum monthly payments of $866 and expires on October 31, 2007. The capital lease is personally guaranteed by an officer and shareholder of the Company. Future minimum lease payments under this capital lease agreement at December 31, 2004 were as follows:

Year Ending
December 31,

   2005                  $ 8,627
   2006                    9,331
   2007                    8,355
                         -------
     TOTAL                26,313

Less current portion       8,627

                         -------
Long term portion         17,686



Equipment under capitalized lease amount to $32,598 and the related depreciation expense amounted to $2,173 and $0 for the years ended December 31, 2004 and 2003, respectively.

                                      LEASE

The Company subleases its office space under a non-cancelable operating lease agreement from a shareholder. The lease requires minimum monthly payments of $2,568 and expires in May 2005 and requires the company to pay 15.03% of any additional rents and/or charges of any kind due from Bemel & Ross. The additional rents and/or charges that may be due consist of direct costs passed through the master landlord to Bemel & Ross. The direct costs are based on operating costs during the calendar year ending December 31, 2003, or the base year. Thereafter, if the direct costs in a subsequent year exceed the direct costs in the base year, the master landlord bills Bemel & Ross its proportionate share of the excess of direct costs, which may include tax costs related to real estate and/or costs and expenses incurred by the master landlord in connection with common areas of the building, the parking structure or the cost of operating the building. To date, Bemel & Ross has not charged the company any amounts for additional rents and/or charges. The Company has accrued $2,317 for additional rents and/or charges at December 31, 2004. Future minimum lease payments under this operating lease agreement at December 31, 2004 were as follows:

Year Ending
December 31,
   2005                   12,840
                         -------
     TOTAL               $12,840
                         =======



Rent expense was $33,313 and $28,880 for the years ended December 31, 2004 and 2003, respectively.

                                AGENCY AGREEMENT

On February 19, 2001, the Company entered into an exclusive 10 year agreement with a sales agent, not affiliated with the Company, to solicit orders for certain of its products in all countries, except Canada, the United States and all countries within South America. There are no minimum sales requirements that must be met in order to maintain exclusivity. Under the agreement, this agent is entitled to a percentage, ranging from 10% to 35%, of our revenues received on orders obtained by the agent in this territory. The agreement may be terminated for uncured material breach of contract, bankruptcy or insolvency, or upon the death or disability of the holder of a majority of the agent's membership interests. Since inception, the agent has obtained no orders and, therefore, no amounts have been paid to the agent. This agreement was mutually terminated by both parties on October 12, 2004.

                           REVENUE SHARING AGREEMENTS

In 1998, Universal Magnifier LLC, a California limited liability company, was founded by Alan Finkelstein, the inventor of the LensCard, and Luc Berthoud for the purpose of licensing the LensCard in the United States. In January 1999, Universal Magnifier LLC merged into LensCard US LLC, a Delaware limited liability company that was organized on January 7, 1999 for the purpose of changing Universal Magnifier's name and place of organization. In 1995, Universal Magnifier International Limited, an international business company under the laws of the British Virgin Islands, was founded for the purpose of licensing the LensCard worldwide other than the United States. In October 1998, Universal Magnifier International Limited changed its name to LensCard International Limited. In exchange for the rights to exploit the LensCard patents, trademarks and related intangibles, LensCard US LLC and LensCard International Limited agreed to make royalty payments to Alan Finkelstein and Bradley Ross.

On April 2, 2004, Alan Finkelstein, Bradley Ross and Michael Paradise, who owned one percent of Mr. Finkelstein's interest in the royalty payments, collectively transferred their rights to the royalty payments to the company in exchange for an aggregate of 5,500,000 shares of the company's common stock. The company then immediately transferred these royalty rights to PSACo, Inc., a Delaware corporation, in exchange for 25,000 shares of PSACo's common stock, or all of its outstanding common stock, causing PSACo to become our wholly owned subsidiary. As of June 30, 2004, these royalty payments accounted for 100% of the company's revenue on a consolidated basis.

On April 6, 2004, LensCard US LLC exchanged all of its outstanding membership interests the company for 1,000,000 shares of the company's common stock. Effective April 6, 2004, LensCard International Limited merged with and into our company. As a result of this reorganization and merger, the company owns the intellectual property rights to the LensCard and are obligated to make payments related to these rights to PSACo, our wholly owned subsidiary.

As of December 31, 2004 and 2003, annual sales have not been sufficient to require any payments pursuant to the above agreements to PSACo., the copmany's wholly owned subsidiary. Any future payments that may be required will be recorded as a reduction of revenue.

                     PATENT AND TRADEMARK LICENSE AGREEMENTS

The Company has entered into various Patent and Trademark License Agreements with financial institutions granting a limited, non-exclusive right and license to make, distribute, market, sell, and use credit cards or debit cards containing a magnifying lens (the "Licensed Products"). These agreements are as follows:

o An agreement dated July 17, 1998, providing for royalties to the Company at the lesser of:

(a) the total of $0.45 and $0.225 for each Licensed Product when newly issued to a customer or renewed by a customer, respectively.

(b) 90% of the lowest corresponding amounts paid by an other licensee of the Company whose principal business is banking or other financial services.

Royalties will be due and payable quarterly within 60 days after the last day of each calendar quarter. This agreement was cancelled on June 29, 2004.

      o An agreement dated January 2, 2001, providing for royalties to the Company at the following rates:

      Number of Licensed Products                Royalties
      Distributed in Calendar Year                per Card
      ----------------------------               ---------
      less than 100,000                           $ 2.20
      100,000 to 199,999                          $ 1.65
      200,000 to 249,999                          $ 1.25
      250,000 to 499,999                          $ 1.10
      500,000 and above                           $ 1.00



Royalties will be due and payable quarterly within 30 days after the last day of each calendar quarter. The agreement was cancelled on September 30, 2003. No products were distributed under this agreement.

o An agreement dated January 26, 2001, providing for a flat fee of $10,000 in consideration of several marketing tests. The Agreement expired July 31, 2001.

o An agreement dated January 30, 2001, providing for royalties to the Company at the rate of $1 per Licensed Product issued to a customer. Royalties were due and payable quarterly within 30 days after the last day of each calendar quarter. The agreement expired on December 31, 2002.

o An agreement dated July 9, 2001, providing for royalties to the Company at the rate of $1.20 per LensCard issued to a customer. Royalties will be due and payable quarterly within 30 days after the last day of each calendar quarter. The company receives sales reports within thirty days following the end of a calendar quarter from the customer. The agreement is effective until July 9, 2006.

o An agreement dated January 16, 2002 and expiring on March 31, 2004, providing for royalties to the Company at the rate of $1.50 per LensCard issued to a customer. Royalties will be due and payable quarterly within 30 days after the last day of each calendar quarter. The company receives sales reports within thirty days following the end of a calendar quarter from this customer. On April 1, 2004, the agreement was extended requiring a $12,500 payment by the customer with the Company receiving a royalty of $0.25 per licensed products and $0.50 for each additional LensCard sold thereafter. The revised agreement is effective until April 1, 2008.

                        MASTER PATENT LICENSE AGREEMENTS

On July 1, 1999, the Company entered into a master agreement, providing for royalties to the Company equaling a percentage of total royalties received by the licensee as follows:

o     for amounts up to USD 200,000 95%

o     for amounts between USD 200,000 and USD 500,000 97%

o     for exceeding USD 500,000 98%

Royalties were due and payable within three business day after actual receipt by the licensee. The agreement expired June 30, 2002.

On October 1, 1999, the Company entered into a license agreement with a financial institution, providing for royalties to LensCard International at the rate of $2.50 for each card in a designated territory and $5 for all other new issuances. In addition, annual minimum royalty payments of $50,000 and $75,000 were due for the periods ending September 30, 2000 and 2001, respectively. The agreement expired on September 30, 2001.

On September 9, 2000, the Company assigned all of its rights, duties, and obligations under the October 1, 1999 license agreement to the licensee of the July 1, 1999 master agreement. In connection with the assignment, the Company guaranteed the licensee's performance on the October 1, 1999 agreement, with the financial institution consenting to the assignment.

                              EMPLOYMENT AGREEMENT

The Company has entered into an Employment Agreement with an officer for the term of three years, commencing January 1, 1998 and ending, unless terminated earlier, on January 1, 2000; however, on each anniversary date of the Agreement, a year is added automatically to the term. As of December 31, 2004, the termination date is January 1, 2006. The officer earns $12,500 as a monthly salary.

NOTE 7 - SHAREHOLDERS' DEFICIT

                                 PREFERRED STOCK

The Company has 5,000,000 authorized shares of $0.001 par value preferred stock. The preferred stock may be issued in series, from time to time, with such designations, rights, preferences, and limitations as the Board of Directors may determine by resolution.

o From April 7, 2004 through October 18, 2004, investors purchased 2,568,500 shares of LCC convertible series A preferred stock ("Preferred Stock") for $2,568,500, which includes the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of Series A Preferred Stock that were issued on April 7, 2004. Not included in the $2,568,500 is, certain shareholders converted unsecured advances owed to them by the Company totaling $275,000 into 275,000 shares of Series A Preferred Stock. Each share of Preferred Stock has a $.001 par value, a non-cumulative dividend of $0.06 per share when and if declared by the board of directors, liquidation preference over the common stock, and conversion rights into one share of common stock at $1 per share. Each share of Preferred Stock shall be automatically converted into shares of Common Stock upon either
      (i) a majority of the outstanding shares of Preferred Stock, voting as a separate class, approves the conversion; or (ii) the common shares underlying the Preferred Stock are covered by an effective registration statement filed with the SEC.

                                  COMMON STOCK

During the year ended December 31, 2002, the Company completed the following:

o     A shareholder contributed $21,000

o Certain shareholders converted notes payable - related parties totaling $664,484 into capital.

During the year ended December 31, 2003, the Company completed the following:

o On December 23, 2003, LCC entered into a Securities Purchase Agreement with a private investor under which it was to receive $50,000 in exchange for a unit that consisted of 500,000 shares of LCC common stock and warrants to purchase 2,400,000 shares of LCC common stock. The 2,400,000 warrants were then issued to the following private investors/groups:
      700,000 warrants to Elmsmere Group Ltd, 700,000 warrants to Freemount Trading Ltd., 375,000 warrants to Diana Derycz-Kessler, 375,000 warrants to Paul Kessler, 200,000 warrants to Steve Emerson, and 50,000 warrants to Tyler Runnels. The closing was contingent upon the private investor introducing potential investors to us and these potential investors or investment funds affiliated with the private investor purchasing a minimum of $1,500,000 worth of the Company's series A preferred stock at a price per share of $1.00 before February 1, 2004. As of May 5, 2004, the parties waived this closing contingency under the Securities Purchase Agreement. On May 5, 2004, the Company received $50,000 from the private investor and issued 500,000 shares of its common stock and warrants to purchase 2,400,000 shares of its common stock pursuant to the Securities Purchase Agreement. Each warrant issued to the private investor vests immediately and allows the holder to purchase one share of common stock for $1.00. Of the 2,400,000 shares, the right to purchase 100,000 shares will expire 60 days after the effective date of the registration statement registering the underlying shares, and thereafter, the right to purchase an additional 100,000 shares will expire on a monthly basis for the next nine months. In any event, the warrants will expire on September 5, 2006. If there is no effective registration statement registering the underlying shares by May 5, 2005, these warrants contain cashless exercise provisions that allow the holder to exercise the warrant for a lesser number of shares of common stock in lieu of paying cash. The fair value of each warrant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 200%; risk-free interest rate of 2.34%; and expected life of 2.5 years. The number of shares that would be issued in this case would be based upon the market price of the common stock at the time of the net exercise, or if there is no market price, the price per share as determined by the Company's board of directors.

During the twelve months ended December 31, 2004, the Company completed the following:

o On June 28, 2004, LCC issued 50,000 shares of common stock at a price per share of $1.00 as payment for legal services.

                                    WARRANTS

The following summarizes the warrant transactions:

                                             Warrants           Weighted-Average
                                            Outstanding          Exercise Price
                                            -----------          --------------
Outstanding,
   December 31, 2002 and 2003                      --            $          --
   Granted                                  2,400,000            $        1.00

Outstanding, December 31, 2004              2,400,000            $        1.00

Exercisable, December 31, 2004              2,400,000            $        1,00

The weighted-average fair value of the warrants granted during the twleve months ended December 31, 2004 for which the exercise price equals the market price on the grant date was $0.88, and the weighted-average exercise price was $1.00. No warrants were granted during the twleve months ended December 31, 2004 for which the exercise price was less than or greater than the market price on the grant date. The weighted-average remaining contractual life of the warrants as of December 31, 2004 is eighteen months.

                            2004 STOCK INCENTIVE PLAN

The Company's Board of Directors and stockholders approved the 2004 Stock Incentive Plan in August 2004. The 2004 Stock Incentive Plan provides for the grant of incentive stock options to the Company's employees, and for the grant of non-statutory stock options, restricted stock, stock appreciation rights and performance shares to the Company's employees, directors and consultants.

The Company has reserved a total of 2,215,000 shares of its common stock for issuance pursuant to the 2004 Stock Incentive Plan. The board of directors, or a committee of the board, administers the 2004 Stock Incentive Plan. Stock options are generally granted with terms of up to ten years and vest over a period of five years under the 2004 Stock Incentive Plan. The administrator determines the exercise price of options granted under the 2004 Stock Incentive Plan, but the exercise price must not be less than 85% of the fair market value of the Company's common stock on the date of grant. In the event the participant owns 10% or more of the voting power of all classes of the Company's stock, the exercise price must not be less than 110% of the fair market value per share of the Company's common stock on the date of grant. With respect to all incentive stock options, the exercise price must at least be equal to the fair market value of the Company's common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns 10% of the voting power of all classes of the Company's outstanding stock or the outstanding stock of any parent or subsidiary of the Company, the term must not exceed five years an the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options; however, no option will have a term in excess of 10 years from the date of grant.

The 2004 Stock Incentive Plan will automatically terminate on August 5, 2014, unless it terminates sooner because all shares available under the Plan have been issued or all outstanding options terminate in connection with a change of control. In addition, the Board of Directors has the authority to amend the 2004 Stock Incentive Plan provided this action does not impair the rights of any participant. As of December 31, 2004, 1,275,000 incentive stock options were issued under the Plan, however, no non-statutory stock options, restricted stock, stock appreciation rights or performance shares have been granted under the Plan. On October 12, 2004, we granted to employees, officers, directors and consultants options to purchase 1,275,000 shares of common stock at an exercise price of $1.00 per share. As of December 31, 2004, 940,000 shares are available for grant under the 2004 Stock Incentive Plan. No compensation cost was recognized for the year ended December 31, 2004 as no stock options were exercised.

The fair value of each option was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 200%; risk-free interest rate of 2.34%; and expected life of 10 years. The number of shares that would be issued in this case would be based upon the market price of the common stock at the time of the net exercise, or if there is no market price, the price per share as determined by the Company's board of directors.

Stock options - A summary of stock option activity and weighted average exercise prices for the years ended December 31, 2004 and December 31, 2003 is as follows:

                                          2004                           2003
                                         Shares       Exercise Price    Shares       Exercise Price
                                         ------       --------------    ------       --------------
Outsanding,
  beginning of year                           --       $      --              --       $      --
Granted                                1,275,000            1.00              --              --
Exercised                                     --              --              --              --
Forfeited                                     --              --              --              --
                                       ---------       ---------       ---------       ---------
Outstanding,
  end of year                          1,275,000       $    1.00              --              --
                                       =========       =========       =========       =========
Exercisable,
  end of year                            285,000       $    1.00              --              --

The following table summarizes information concerning options outstanding and options exercisable as of December 31, 2004

                                        Outstanding                                       Exercisable

                                                Weighted
                                                Average
                                               Remaining            Weighted                         Weighted
                                              Contractual           Average                          Average
Range of Exercise Price             Shares    Life (years)      Exercise Price        Shares     Exercise Price
-----------------------             ------    ------------      --------------        ------     --------------
$1.00                               2,215,000        9                 $1.00            285,000       $1.00
                                    ---------    -----             ---------        -----------       -----
                                    2,215,000        9                 $1.00            285,000       $1.00
                                    =========    =====             =========        ===========       =====


NOTE 8 - RELATED PARTY TRANSACTIONS

                            DUE FROM RELATED PARTIES

From time to time, the Company enters into related party transactions with several officers, shareholders, and other related parties. As of December 31, 2004 and December 31, 2003, the Company was due $0 and $8,093, respectively.

                       ADVANCES PAYABLE - RELATED PARTIES

Advances payable - related parties at December 31, 2004 and December 31, 2003 consisted of unsecured advances that were made to the Company for working capital purposes that were originally advanced to the company in 2001 and 2002. The related parties that advanced the funds to the Company were Luc Berthoud, Bradley Ross, and Alan Finkelstein. The unsecured advances were non-interest-bearing and payable upon demand. Luc Berthoud, Bradley Ross and Alan Finkelstein converted their $275,000 in advances owed to them by the company into 275,000 shares of Series A Preferred Stock on June 22, 2004.

                       ACCOUNTS PAYABLE - RELATED PARTIES


Accounts payable - related parties at December 31, 2004 and December 31, 2003 consisted of amounts due for consulting, legal, and accounting services rendered and were $373,980 and $363,582 respectively. As of December 31, 2004, $2,317 is due for estimated costs for additional rents and/or charges relating to the lease of office space that the Company has Bemel and Ross, a certified public accounting firm that Bradley Ross is a partner in. And $128,333 is due to Forest Finkelstein for consulting services rendered through December 31, 2004 and $237,689 is owed to Blakely, Sokoloff, Taylor & Zafman, LLP (BSTZ), a law firm which, the Company's director, George Hoover, is a partner in. The amounts are currently due to all three parties. The deferred amount payable to Forest Finkelstein and BSTZ are non-interest bearing and are payable upon demand. However, both parties have deferred payment until we have sufficient liquidity to pay.


                              CONSULTING AGREEMENTS

The Company entered into Consulting Agreements with Alan Finkelstein and Forest Finkelstein, both of whom are related parties. For Alan Finkelstein, during the years ended December 31, 2004 and 2003, the Company paid $225,000 (75,000 of which related to services performed in 2003) and $100,000, respectively. For Forest Finkelstein, during the years ended December 31, 2004 and 2003, the Company paid $7,500 and $26,667, respectively.

                               ACCOUNTING SERVICES

Bradley Ross, one of the Company's shareholders, is a partner in a certified public accounting firm, Bemel & Ross, which has provided accounting and tax services to the Company. During the years ended December 31, 2004 and 2003, the Companies paid $38,000, and $8,000, respectively, to this entity for services rendered.

                                 LEGAL SERVICES

The Company receives legal services from Blakely, Sokoloff, Taylor and Zafman, LLP, a law firm that George Hoover, a director of the Company, is a partner in. During the year ended December 31, 2004 and 2003, the Company paid $154,308 and $44,635, respectively, to this entity for legal services rendered.

NOTE 9 - SUBSEQUENT EVENTS (UNAUDITED)

On March 24, 2005, the Board of Directors deemed it advisable and in the best interests of the Company and its stockholders that the Company enter into a secured promissory note and security agreement with certain investors and/or other parties for an aggregate amount up to $750,000, or the principal balance outstanding, together with accrued and unpaid interest thereon, at the rate per annum equal to eight percent, payment on demand. The secured demand promissory notes create security interests in the Company's assets that were not subject to liens, leases, encumberances, defenses, or other claims. As of March 31, 2005, the Company raised $500,000.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

After this offering, we will be subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and we intend to file periodic reports, proxy statements and other information with the SEC.

                       INNOVATIVE CARD TECHNOLOGIES, INC.

                                3,178,331 SHARES

                                  COMMON STOCK

                                   PROSPECTUS

                                 _________, 2005

Until ___________, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. This prospectus may be used only where it is legal to sell these securities. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

                                     PART II

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

The registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.

In addition, the registrant's bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). The registrant maintains director and officer liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is an itemized statement of all expenses, all of which we will pay, in connection with the registration of the common stock offered hereby:


                                                   Amount
                                               --------------

SEC registration fee ......................... $    1,600.00*

Printing fees ................................     10,000.00*
Legal fees ...................................     40,000.00*
Accounting fees and expenses .................     40,000.00*
Miscellaneous ................................     20,000.00*
                                               --------------
Total .....................................    $  111,600.00*


                                   *ESTIMATES

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Since its inception on November 22, 2002, the registrant has issued and sold the following unregistered securities:

(1) On December 23, 2003, the registrant entered into a Securities Purchase Agreement with Bristol Capital, LLC under which it was to sell a unit that consisted of 500,000 shares of its common stock and warrants to purchase 2,400,000 shares of our common stock at an exercise price of $1.00 per share for a total offering price of $50,000. The closing was contingent upon Bristol Capital, LLC introducing potential investors to the registrant and these potential investors or investment funds affiliated with Bristol Capital purchasing a minimum of $1,500,000 worth of the registrant's series A preferred stock at a price per share of $1.00 before February 1, 2004. As of May 5, 2004, the parties waived this closing contingency under the Securities Purchase Agreement. On May 5, 2004, the registrant received $50,000 from Bristol Capital, LLC and issued 500,000 shares of its common stock and warrants to purchase 2,400,000 shares of its common stock to Bristol Capital, LLC's six designees pursuant to the Securities Purchase Agreement as follows: Diana Derycz-Kessler (250,000 shares of common stock and warrant to purchase 375,000 shares), Paul Kessler (250,000 shares of common stock and warrant to purchase 375,000 shares), Steve Emerson (warrant to purchase 200,000 shares), Tyler Runnels (warrant to purchase 50,000 shares), Elmsmere Group Ltd. (warrant to purchase 700,000 shares) and Freemount Trading Ltd. (warrant to purchase 700,000 shares) The transaction is described further in "Market for Our Common Equity and Related Stockholder Matters--Restricted Offerings." This transaction was in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Each and all of the investors in this financing qualified as an "accredited investor," as that term is defined in the Act. The following conditions were all met with respect to this transaction: (1) the registrant did not advertise this issuance in any public medium or forum,
(2) the registrant did not solicit any investors with respect to this issuance,
(3) the registrant did not publicize any portion of the purchase or sale of the shares issued, (4) none of the shares issued were offered in conjunction with any public offering, and (5) neither the registrant nor the investor paid any fees to any finder or broker-dealer in conjunction with this issuance.

(2) On April 2, 2004, the registrant issued an aggregate 5,500,000 shares of common stock to the following individuals: Alan Finkelstein, the registrant's current chief executive officer, president and secretary, Bradley Ross and Michael Paradise. These issuances were in exchange for all of their royalty rights related to the intellectual property that applies to the LensCard, described in "Business--History and Development of the Company." This transaction was in reliance upon the exemption from registration set forth in section 4(2) of the Act. The shares were issued to individuals that each qualified as an "accredited investor," as that term is defined in the Act. The following conditions were all met with respect to this transaction: (1) the registrant did not advertise this issuance in any public medium or forum, (2) the registrant did not solicit any investors with respect to this issuance, (3) the registrant did not publicize any portion of the purchase or sale of the shares issued, (4) none of the shares issued were offered in conjunction with any public offering, and (5) neither the registrant nor the investor paid any fees to any finder or broker-dealer in conjunction with this issuance.

(3) On April 6, 2004, the registrant issued 1,000,000 shares of common stock, to all four members of LensCard US, LLC, a Delaware limited liability company, for their entire membership interests. The transaction is described further in "Business--History and Development of the Company." This transaction was in reliance upon the exemption from registration set forth in section 4(2) of the Act. The shares were issued to individuals that each qualified as an "accredited investor," as that term is defined in the Act. The following conditions were all met with respect to this transaction: (1) the registrant did not advertise this issuance in any public medium or forum, (2) the registrant did not solicit any investors with respect to this issuance, (3) the registrant did not publicize any portion of the purchase or sale of the shares issued, (4) none of the shares issued were offered in conjunction with any public offering, and (5) neither the registrant nor the investor paid any fees to any finder or broker-dealer in conjunction with this issuance.

(4) On April 6, 2004, the registrant issued 1,000,000 shares of common stock to four shareholders of LensCard International Limited, a British Virgin Islands corporation, in connection with the merger of LensCard International Limited into the registrant. Each share of LensCard International Limited was converted into 100 shares of the registrants's common stock at a per share price of $1.00. The transaction is described further in "Business--History and Development of the Company." This transaction was in reliance upon the exemption from registration set forth in section 4(2) of the Act. The shares were issued to three individuals and one entity that each qualified as an "accredited investor," as that term is defined in the Act. The following conditions were all met with respect to this transaction: (1) the registrant did not advertise this issuance in any public medium or forum, (2) the registrant did not solicit any investors with respect to this issuance, (3) the registrant did not publicize any portion of the purchase or sale of the shares issued, (4) none of the shares issued were offered in conjunction with any public offering, and (5) neither the registrant nor the investor paid any fees to any finder or broker-dealer in conjunction with this issuance.

(5) From April 7, 2004 to October 18, 2004, the registrant issued 2,568,500 shares of series A preferred stock at a price per share of $1.00 to a number of investors pursuant to a private placement, including the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of series A preferred stock that were issued on April 7, 2004, and raised gross proceeds of $2,568,500. The transaction was a unit offering, pursuant to which each investor received a unit comprised of one share of series A preferred stock convertible into one share of common stock. Thirty-nine investors participated in the transaction, which the registrant completed on October 18, 2004. The transaction is described further in "Market for Our Common Equity and Related Stockholder Matters--Restricted Offerings." This transaction was in reliance upon the exemption from registration set forth in Section 4(2) of the Act. Each and all of the investors in this financing qualified as an "accredited investor," as that term is defined in the Act. The following conditions were all met with respect to this transaction: (1) the registrant did not advertise this issuance in any public medium or forum, (2) the registrant did not solicit any investors with respect to this issuance, (3) the registrant did not publicize any portion of the purchase or sale of the shares issued, (4) none of the shares issued were offered in conjunction with any public offering, and (5) neither the registrant nor the investor paid any fees to any finder or broker-dealer in conjunction with this issuance.

(6) On June 22, 2004, we issued 275,000 shares of series A preferred stock in a conversion of unsecured advances owed to the following individuals: 135,000 shares to Bradley Ross; 75,000 shares to Alan Finkelstein; and 65,000 shares to Luc Berthoud. The conversion was made at $1.00 per share. The transaction is described further in "Market for Our Common Equity and Related Stockholder Matters--Restricted Offerings." This transaction was in reliance upon the exemption from registration set forth in Section 4(2) of the Act. The shares were issued to individuals that each qualified as an "accredited investor," as that term is defined in the Act. The following conditions were all met with respect to this transaction: (1) the registrant did not advertise this issuance in any public medium or forum, (2) the registrant did not solicit any investors with respect to this issuance, (3) the registrant did not publicize any portion of the purchase or sale of the shares issued, (4) none of the shares issued were offered in conjunction with any public offering, and (5) neither the registrant nor the investor paid any fees to any finder or broker-dealer in conjunction with this issuance.

(7) On June 28, 2004, we issued 50,000 shares of common stock at a price per share of $1.00 to Richardson & Patel LLP, an unaffiliated entity, as payment for legal services provided to us. This transaction was in reliance upon the exemption from registration set forth in Section 4(2) of the Act. The shares were issued to an entity qualified as an "accredited investor," as that term is defined in the Act. The following conditions were all met with respect to this transaction: (1) the registrant did not advertise this issuance in any public medium or forum, (2) the registrant did not solicit any investors with respect to this issuance, (3) the registrant did not publicize any portion of the purchase or sale of the shares issued, (4) none of the shares issued were offered in conjunction with any public offering, and (5) neither the registrant nor the investor paid any fees to any finder or broker-dealer in conjunction with this issuance.

(8) On October 12, 2004, we granted to employees, officers, directors and consultants options to purchase 1,275,000 shares of common stock at an exercise price of $1.00 per share. These transactions were effected under Rule 701 promulgated under the Act on the basis that the transactions were pursuant to compensatory benefit plans and contracts relating to compensation provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view towards distribution thereof. All recipients had access, through their relationship with InCard, to information about us.

ITEM 27. EXHIBITS.

2.1** Exchange agreement by and among the registrant, LensCard US, LLC, Alan Finkelstein, Forest Finkelstein, Bradley Ross and Luc Berthoud, dated April 1, 2004

2.2** Exchange agreement by and among the registrant, Alan Finkelstein, Bradley Ross and Michael Paradise, dated April 1, 2004

2.3** Exchange agreement between the registrant and its wholly-owned subsidiary, PSACo, Inc., dated April 1, 2004

2.4** Merger agreement between the registrant and LensCard International Limited, a British Virgin Islands International Business Company, dated April 6, 2004

3.1** Certificate of incorporation of the registrant, as currently in effect

3.2** Certificate of amendment of the registrant's certificate of incorporation, dated August 13, 2004, as currently in effect

3.3** Certificate of amendment of the registrant's certificate of incorporation dated June 25, 2004, as currently in effect

3.5** Form of amended and restated certificate of incorporation of the registrant, to be effective after this registration statement is effective

3.6**       Bylaws of the registrant, as currently in effect

3.7** Bylaws of the registrant, to be effective after this registration statement is effective

4.1** Amendment No. 1 to Certificate of designations, powers, rights, preferences, qualifications and limitations of convertible preferred stock of the registrant, as currently in effect

5.1**       Opinion of Richardson & Patel LLP

10.1**      2004 stock incentive plan

10.2** Sublease agreement between registrant and Bemel & Ross for premises at 11601 Wilshire Blvd., #2160, Los Angeles, California 90025, dated January 5, 2003

10.3** Guaranty of lease between Alan Finkelstein and Bemel & Ross, dated January 5, 2003

10.4**      Form of common stock warrant

10.5** Securities purchase agreement between registrant and Bristol Capital, LLC dated December 23, 2003

10.5(a)**   Waiver of section 2.3 of the securities purchase agreement between registrant and Bristol Capital, LLC

10.6** Shares for debt agreement between registrant and Alan Finkelstein, dated June 22, 2004

10.7** Shares for debt agreement between registrant and Bradley Ross, dated June 22, 2004

10.8** Shares for debt agreement between registrant and Luc Berthoud, dated June 22, 2004

10.9** Promissory note (loan no. 00003) between registrant and City National Bank, dated May 24, 2004

10.10** Promissory note (loan no. 00005) between registrant and City National Bank, dated May 24, 2004 10.11** Promissory note (loan no. 00004) between registrant and City National Bank, dated May 24, 2004

10.12** Promissory note (loan no. 00006) between registrant and City National Bank, dated May 24, 2004

10.13** Commercial guaranty between Alan Finkelstein and City National Bank dated May 24, 2004

10.14** Commercial guaranty between Bradley Ross and City National Bank dated May 24, 2004

10.15** Commercial guaranty between Luc Berthoud and City National Bank dated May 24, 2004

10.16**     Offer letter between registrant and Murdoch Henretty dated July 28,
            2004

10.17** Employment agreement between registrant and Alan Finkelstein dated January 1998

10.18+** Strategic Alliance Agreement between registrant and Visa International Service Association dated May 26, 2004


10.19** Secured Demand Promissory Note between registrant and Union Finance International Corp. dated March 31, 2005

10.20** Secured Demand Promissory Note between registrant and Bristol Investment Fund, Ltd. dated March 30, 2005

10.21 Capital Lease Agreement between registrant and CNC Associates, Inc. dated November 30, 2004

10.22+ Guaranty between Alan Finkelstein and CNC Associates, Inc. dated November 30, 2004

10.23** Security Agreement between registrant and Union Finance International Corp. dated March 31, 2005 (See Exhibit 10.19)

10.24** Security Agreement between registrant and Bristol Investment Fund, Ltd. dated March 30, 2005 (See Exhibit 10.20)


21.1**      List of subsidiaries

23.1        Consent of Singer Lewak Greenbaum & Goldstein LLP

23.2**      Consent of Richardson & Patel LLP (See Exhibit 5.1)


24.1**      Power of attorney

--------

** Previously filed.

+ A request for confidential treatment has been requested for portions of this agreement and has been submitted to the Commission. Omitted portions have been filed separately with the Commission.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i. Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii. Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 5 to the registration statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California on April 21, 2005.


                                        INNOVATIVE CARD TECHNOLOGIES, INC.

                                        By: /s/ Alan Finkelstein
                                            --------------------------------
                                            Alan Finkelstein, President
                                            and Chief Executive Officer


PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


Name                         Title                                    Date
-------------------------    -------------------------------------    -----------------
/s/ Alan Finkelstein         President, Chief Executive Officer       April 21, 2005
-------------------------    and Chairman of the Board (Principal
Alan Finkelstein             Executive Officer)


/s/ Bennet Lientz, Jr.       Chief Financial Officer (Principal       April 21, 2005
-------------------------    Financial and Accounting Officer)
Bennet Lientz, Jr.


*                            Director                                 April 21, 2005
-------------------------
John A. Ward, III


*                            Director                                 April 21, 2005
-------------------------
Donald Joyce


*                            Director                                 April 21, 2005
-------------------------
Charif Souki


*                            Director                                 April 21, 2005
-------------------------
George Hoover


* By: /s/ Bennet Lientz, Jr.
      -----------------------
      Bennet Lientz, Jr.
      Attorney-in-Fact